Exhibit 99.1

Subject to Continued Legal, Operational and Financial Due Diligence

ASSET PURCHASE AGREEMENT

Dated as of March 31, 2015

Between

Auxilio, Inc., a Nevada corporation,
Redspin, Inc., a California corporation

and

solely for purposes of Section 5.5
Certain of its Owners

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TABLE OF CONTENTS

1	DEFINITIONS	1
2	PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION OF LIABILITIES	1
2.1	The Purchase and Sale; Assignment and Assumption	1
2.2	Purchase Price	2
2.3	The Closing	2
2.4	Closing Deliveries	2
2.5	Working Capital Adjustment	3
2.6	Allocation of Purchase Price	5
2.7	Consents	6
2.8	Withholding	7
2.9	Earn-out	7
2.10	One-Time Employee Bonus	9
3	REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS	9
3.1	Organization	9
3.2	Power and Authorization	10
3.3	Authorization of Governmental Authorities	10
3.4	Noncontravention	10
3.5	Capitalization	10
3.6	Financial Statements	11
3.7	Absence of Undisclosed Liabilities	12
3.8	Absence of Certain Developments	12
3.9	Debt; Guarantees	14
3.10	Assets	14
3.11	Real Property	14
3.12	Intellectual Property.	15
3.13	Legal Compliance; Illegal Payments; Permits	17
3.14	Tax Matters. Except as set forth on Schedule 3.14:	17
3.15	Employee Benefit Plans	19
3.16	Environmental Matters	20

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3.17	Contracts	21
3.18	Affiliate Transactions	23
3.19	Customers and Suppliers	23
3.20	Employees	23
3.21	Litigation; Governmental Orders	24
3.22	Reserved	24
3.23	Insurance	24
3.24	No Brokers	24
3.25	Initial Shares.	24
4	REPRESENTATIONS AND WARRANTIES OF THE BUYER	25
4.1	Organization	25
4.2	Power and Authorization	25
4.3	Authorization of Governmental Authorities	25
4.4	Noncontravention	26
4.5	Financial Ability	26
4.6	Auxilio Stock	26
4.7	Independent Analysis	26
5	COVENANTS	27
5.1	Transaction Expenses	27
5.2	Payment of Debt; Excluded Liabilities	27
5.3	Confidentiality	27
5.4	Publicity	28
5.5	Non-Competition and Non-Solicitation	28
5.6	Employment.	29
5.7	Conduct of Business Prior to the Closing	30
5.8	Benefit Plans	30
5.9	Transfer of Certain Funds Received Post-Closing	30
5.10	Prohibition on the Use of Name	31
5.11	Access to Records and Employees After Closing	31
5.12	No Solicitation of other Bids	31
5.13	Notice of Certain Events	31
5.14	Governmental Approval and Consents	32
5.15	Tax Clearance Certificates	32
5.16	Closing Conditions	33

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5.17	Receivables	33
5.18	Supplement to Disclosure Schedules	33
5.19	Further Assurances	33
6	INDEMNIFICATION	31
6.1	Indemnification by Seller	33
6.2	Indemnity by Buyer	35
6.3	Time for Claims	35
6.4	Third Party Claims	36
6.5	Subrogation, etc	37
6.6	Indemnity Holdback Account	37
6.7	Exclusive Remedy	38
6.8	Tax Treatment	38
7	Conditions to closing	38
7.1	Conditions to Obligations of All Parties	38
7.2	Conditions to Obligations of Buyer	38
7.3	Conditions to Obligations of Seller	40
8	Tax Matters	41
8.1	Tax Sharing Agreements	41
8.2	Certain Taxes and Fees	41
8.3	Rev. Proc. 2004-53	42
8.4	Cooperation on Tax Matters	42
8.5	Apportionment of Ad Valorem Taxes	42
9	Termination	42
9.1	Termination	42
9.2	Effect of Termination	43
10	Miscellaneous	43
10.1	Notices	43
10.2	Succession and Assignment; No Third Party Beneficiary	45
10.3	Amendments and Waivers	45
10.4	Provisions Concerning Seller’s Representative	45
10.5	Entire Agreement	46
10.6	Counterparts	46
10.7	Severability	46

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10.8	Headings	46
10.9	Construction	46
10.10	Governing Law	47
10.11	Jurisdiction; Venue; Service of Process	47
10.12	Waiver of Jury Trial	48

EXHIBITS

A	Certain Defined Terms
B	Form of Bill of Sale
C	Form of Assignment of Intellectual Property
D	Form of Assignment and Assumption Agreement
E	Financial Statements
F	Form of Daniel Berger Employment Agreement
G	Form of John Abraham Independent Contractor Agreement
H	Form of Seller Accredited Investor Questionnaire

ANNEXES

I                    Estimated Balance Sheet and Estimated Working Capital Statement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of March 31, 2015 (as amended or otherwise modified, the “Agreement”), is between Auxilio, Inc., a Nevada corporation (the “Buyer”) and Redspin, Inc., a California corporation (the “Seller”) and, solely for purposes of Section 5.5, Daniel Berger (“Berger”) and John Abraham (“Abraham”), collectively the owners of a majority of the outstanding shares of capital stock of Seller (each of Berger and Abraham an “Owner” and collectively, the “Owners”).

RECITALS

WHEREAS, Seller owns and operates a business that provides health care information security assessment penetration testing and IT security audits (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and liabilities specified herein which relate to the Business, all on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Buyer and Seller hereby agree as follows:

1.         DEFINITIONS.

Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in Exhibit A.

2.         PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION OF LIABILITIES.

2.1           The Purchase and Sale; Assignment and Assumption.

2.1.1             Purchase and Sale.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Acquired Assets, free and clear of any Encumbrances, in exchange for (i) the payment of the Cash Purchase Price at the time of Closing, (ii) payment of the Earn-out Payment, if any, at the time specified in Section 2.9.3, (iii) delivery of the Initial Shares at the time of Closing, (iv) delivery of the Employee Bonus Shares, if any, at the time specified in Section 2.10 and (v) the assumption by Buyer of the Assumed Liabilities, if any, at the time of Closing.

2.1.2             Retained Assets.  The Retained Assets shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder and, to the extent in existence on the Closing Date, shall be retained by Seller.

2.1.3               Assumed Liabilities.  Upon the terms and subject to the conditions contained herein, at the Closing, Buyer will assume, effective as of the Closing, the Assumed Liabilities.  No assumption by Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve Seller from any Liability under this Agreement with respect to any representations or warranties made by Seller to Buyer.

2.1.4               Excluded Liabilities.  Buyer will not assume or perform any Liabilities of Seller not specifically assumed by Buyer under Section 2.1.3, and Seller shall retain and satisfy, and perform as and when due, all Excluded Liabilities.

2.2           Purchase Price.  The aggregate consideration payable by Buyer to Seller for the Acquired Assets shall be (i) the assumption of the Assumed Liabilities by Buyer, (ii) Two Million Fifty Thousand Dollars ($2,050,000) in cash (subject to adjustment pursuant to Sections 2.5 and 6) (the “Cash Purchase Price”), (iii) 452,284 shares of restricted common stock of Buyer, par value $0.001 (the “Initial Shares”), such number of Initial Shares being equal to $500,000 divided by a price per share equal to the average closing price of a share of Buyer Common Stock as reported on the OTC Markets for the twenty (20) consecutive trading days immediately prior to the date of this Agreement  (such price, the “Initial Share Price”), (iv) the Earn-out Amount, if any, and (v) the Employee Bonus Shares, if any.

2.3           The Closing.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place via the electronic exchange of documents, on the second Business Day after all of the conditions to Closing set forth in Section 7 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other date and time as Buyer and Seller’s Representative may agree in writing (the “Closing Date”).

2.4           Closing Deliveries.  The parties shall take the actions set forth in this Section 2.4 at the Closing.

(a)         Buyer will deliver (i) to the Secretary of Buyer to be held in escrow, $200,000 in cash (the “Indemnity Holdback Amount”) for purposes of satisfying amounts owed to Buyer Indemnified Parties pursuant to Section 6.1 (the “Indemnity Holdback Account”) and (ii) to Seller (x) the Cash Purchase Price, less the Indemnity Holdback Amount per clause (i), by wire transfer of immediately available federal funds to the account designated in writing to Buyer not fewer than two (2) Business Days prior to the scheduled Closing Date and (y) the Initial Shares.

(b)         Seller will execute one or more bills of sale, in the form attached hereto as Exhibit B, with respect to all personal property included in the Acquired Assets.

(c)         Buyer and Seller will execute Assignment of Intellectual Property in the form attached hereto as Exhibit C.

(d)         Buyer and Seller will execute an instrument of assignment and assumption, in the form attached hereto as Exhibit D, with respect to the Assumed Liabilities, Transferred Contracts and Transferred Leases, and such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Acquired Assets, in accordance with the provisions hereof.

(e)         Berger will execute an Employment Agreement with Buyer in the form attached hereto as Exhibit F.

(f)         Abraham will execute an Independent Contractor Agreement with Buyer in the form attached hereto as Exhibit G.

(g)         Seller will deliver the Seller Closing Certificate.

(h)         Seller shall deliver the certificate of the Secretary of Seller required by Section 7.2.10.

(i)         Seller shall deliver to Buyer all books and records relating to the Business which are included in the Acquired Assets.

(j)         Seller shall deliver to Buyer a certificate, in a form reasonably acceptable to Buyer, dated as of the Closing Date, conforming to the requirements of Treasury Regulation Sections 1.1445-2(b)(2) and stating that Seller is not a foreign person for purposes of Section 1445 of the Code.

(k)         Seller shall deliver to Buyer documentation evidencing the repayment of all Debt of Seller that creates Encumbrances on any Acquired Assets and the termination of all such Encumbrances.

(l)         Seller shall deliver other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

2.5           Working Capital Adjustment.

2.5.1             Estimated Balance Sheet, Estimated Working Capital. At least three (3) Business Days prior to the date hereof, Seller has prepared in good faith, and delivered to Buyer, an estimated consolidated balance sheet of the Purchased Business as of close of business on the day prior the Closing Date (the “Estimated Balance Sheet”), together with a written statement setting forth in reasonable detail its estimate of the Working Capital and Bookings/Work in Progress as of the close of business on the day prior to the Closing Date (the “Estimated Working Capital Statement”).  The Estimated Balance Sheet and the Estimated Working Capital Statement are attached hereto as Annex I and have been prepared in accordance with GAAP (collectively, the “Accounting Principles”).

If the Estimated Working Capital is equal to or exceeds the Working Capital Target, then the Cash Purchase Price to be delivered by Buyer to Seller at the Closing pursuant to Section 2.2 will be increased by the amount of any excess.  If the Estimated Working Capital is less than the Working Capital Target, then the Cash Purchase Price to be delivered by Buyer to Seller at the Closing pursuant to Section 2.2 will be decreased by such shortfall.

2.5.2             Closing Balance Sheet and Closing Working Capital.  Within ninety (90) calendar days after the Closing Date, Buyer will prepare or cause to be prepared, and will provide to Seller’s Representative, a consolidated balance sheet of the Purchased Business as of the close of business on the day prior to the Closing Date (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Working Capital on the Closing Date as reflected on the Closing Balance Sheet (the “Closing Working Capital Statement”).  The Closing Balance Sheet and the Closing Working Capital Statement will be prepared in accordance with the Accounting Principles.  Seller’s Representative will have reasonable access to the work papers used by Buyer in the preparation of the Closing Balance Sheet and the Closing Working Capital Statement.

2.5.3             Dispute Notice.  The Closing Balance Sheet and the Closing Working Capital Statement, and the determination of Working Capital thereon, will be final, conclusive and binding on the parties unless Seller’s Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the thirtieth (30th) calendar day after delivery of the Closing Working Capital Statement setting forth in reasonable detail any item on the Closing Balance Sheet and/or the Closing Working Capital Statement which Seller’s Representative believes has not been prepared in accordance with the Accounting Principles and what Seller’s Representative considers to be the correct amount of such item in accordance with the Accounting Principles.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.

2.5.4             Resolution of Disputes.

(a)         Buyer and Seller’s Representative will attempt to resolve the matters raised in a Dispute Notice in good faith.  Fifteen (15) Business Days after delivery of the Dispute Notice, either Buyer or Seller’s Representative may provide written notice (an “Arbitration Notice”) to the other that it elects to submit the disputed items to an arbitrator, who must be a certified public accountant with at least fifteen years of corporate transactional experience at a nationally recognized independent accounting firm.  Buyer and Seller’s Representative will in good faith jointly choose the arbitrator (the “Referee”) from a list of arbitrators who qualify under the preceding sentence supplied by the American Arbitration Association.  If Buyer and Seller’s Representative cannot agree on a Referee within fifteen (15) Business Days after an Arbitration Notice is provided, Buyer and Seller’s Representative will petition the American Arbitration Association to assign the Referee from among the candidates set forth on such list as soon as practicable (but in any event no later than the twentieth (20th) Business Day after such Arbitration Notice is provided).  On the third (3rd) Business Day following appointment of a Referee, Buyer will submit the Closing Balance Sheet and Working Capital Statement to the Referee (if applicable, as amended following discussions with Seller’s Representative) with a copy to Seller’s Representative, and Seller’s Representative will submit the Dispute Notice (if applicable, as amended following discussions with Buyer) to the Referee with a copy to Buyer.

(b)         The Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice submitted to it and resolve the dispute in accordance with the Accounting Principles; provided, however, that the Referee will be limited to selecting a Working Capital amount that does not fall outside the range of the Working Capital amounts reflected on the Closing Working Capital Statement, as submitted to it, and the Working Capital amount reflected on the Dispute Notice, as submitted to it.  The Referee will resolve the dispute pursuant to such procedures that it establishes and deems fair and equitable, provided that Buyer and Seller’s Representative must each be afforded an opportunity to provide a written submission in support of its position and to advocate for its position personally before the Referee.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute as promptly as practicable and in any event no later than thirty (30) Business Days after selection of the Referee.  The decision of the Referee with respect to any such dispute will be final, conclusive and binding on the parties.

(c)         The costs, expenses and fees of the Referee shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.

2.5.5             Purchase Price Adjustment.  Promptly, and in any event no later than the fifth (5th) Business Day after final determination of the Working Capital in accordance with Sections 2.5.2 through 2.5.4:

(a)         If Final Working Capital is equal to or exceeds Estimated Working Capital, then then Buyer will pay an amount equal to any excess to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller’s Representative in writing.

(b)         If Final Working Capital is less than Estimated Working Capital (the amount of such shortfall, the “Working Capital Shortfall Amount”), then Seller shall within three (3) Business Days deliver to Buyer the Working Capital Shortfall Amount, which shall be paid by Seller in cash or other immediately available funds.

2.6           Allocation of Purchase Price.  Buyer shall prepare an allocation of the purchase price for Tax purposes among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation and any adjustments thereto shall be binding among the parties hereto.  Buyer shall deliver such allocation (an “Allocation Report”) to Seller’s Representative within one hundred twenty (120) calendar days after the Closing Date.

If Buyer has any objections to such allocation, then Seller’s Representative shall deliver a detailed written statement (an “Allocation Objections Statement”) describing its objections to Buyer within thirty (30) calendar days after delivery of the Earn-out Report.  If Seller’s Representative fails to deliver an Allocation Objections Statement within such thirty (30) calendar day period, then the allocation set forth in the Allocation Report shall become final and binding on all parties.  If Seller’s Representative delivers an Allocation Objections Statement within such thirty (30) calendar day period, then Seller and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) calendar days after Seller’s Representative has submitted the Allocation Objections Statement, any remaining matters which are in dispute will be resolved by the Referee pursuant to the provisions of Section 2.5.4.  The Referee will prepare and deliver a written report to Buyer and Seller’s Representative and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) calendar days after the dispute is submitted to the Referee.  The Referee’s determination of such unresolved disputes will be final and binding upon all parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Allocation Report or any more favorable to Seller than is proposed in the Allocation Objections Statement.  The costs, expenses and fees of the Referee shall be borne by the party whose calculation of the allocation has the greatest difference from the final allocation as determined by the Referee under this Section 2.6.  The parties shall report, act and file their respective Tax Returns in accordance with such allocation and any adjustments thereto and shall not take any position or action inconsistent with such allocation and any adjustments thereto, except to the extent required in connection with the resolution of a Tax audit or similar proceeding.  Seller’s Representative shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare the allocation and any adjustments thereto.

2.7           Consents.

2.7.1             Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Contract, Transferred Lease or other Acquired Asset that is not assignable or transferable without the consent of any Person, other than Seller, Buyer or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing; provided, however, that Seller shall use, both prior to and after the Closing, commercially reasonable efforts to obtain, and Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer thereof, it being understood that (i) neither Buyer nor any of its Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party and (ii) to the extent the foregoing shall require any action by Seller that would, or would continue to, affect the Purchased Business or any portion thereof after the Closing, such action shall require the prior written consent of Buyer.  Upon obtaining the requisite third party consents thereto, such Transferred Contract, Transferred Lease and other Acquired Assets shall be transferred and assigned to Buyer hereunder.

2.7.2             With respect to any Transferred Contract, Transferred Lease or other Acquired Assets that is not transferred or assigned to Buyer at the Closing by reason of Section 2.7.1 (a “Nonassigned Asset”), after the Closing and until the requisite consent is obtained and the foregoing is transferred and assigned to Buyer, Seller shall (or shall cause its Affiliates to) provide to Buyer the benefits thereof (or substantially comparable benefits) and shall enforce, at the request of and for the account of Buyer, any rights of Seller or their Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.  If Buyer is provided with benefits of any Nonassigned Asset, Buyer shall perform, at the direction of Seller, the obligations of Seller or its Affiliate thereunder.  Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Nonassigned Asset, such Assumed Liability shall be deemed to be an Excluded Liability unless and until such Nonassigned Asset is transferred and assigned to Buyer or Buyer obtains the benefit of such Nonassigned Asset under this Section 2.7.2.

2.7.3             To the extent Seller cannot transfer and assign any of the Acquired Intellectual Property, or any portion thereof to Buyer, as of the Closing, then Seller will assign and transfer such Acquired Intellectual Property to Buyer at the first opportunity to do so.  To the extent that any Acquired Intellectual Property cannot be assigned and transferred by Seller, then Seller hereby grants Buyer an irrevocable, perpetual, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, have made, use, sell, offer to sell, import, export, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise practice, exploit or utilize in any manner the Acquired Intellectual Property.

2.8           Withholding.  Upon provision of detailed written notice to Seller, Buyer will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld.  To the extent any such amount are so deducted and withheld and timely paid to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.9           Earn-out.

2.9.1             Earn-out Payment.   As additional consideration for the purchase of the Acquired Assets, Buyer shall pay to Seller with respect to the Earn-out Period an amount, if any (the “Earn-out Amount”) calculated as follows:

Earn-out Ratio	Earn-out Amount
Less than 0.70	$0
Between 0.70 and 0.99	The product of the (i) Earn-out Ratio multiplied by (ii) $1,200,000
1.00	$1,200,000
1.01-1.50	The sum of (1) $1,200,000 and (2) the product of (i) $2,500 multiplied by (ii) each additional percentage point above 1.00, rounded up (up to a maximum of $125,000)*
*By way of example only, if the Earn-out Ratio is equal to 1.25, the Earn-out Amount will be $1,262,500 ($1,200,000 + $62,500).

For purposes of this Section 2.9.1, the following definitions shall apply:

“Earn-out Period” shall mean the period beginning on the Closing Date and ending twelve (12) months thereafter.

“Gross Revenue” shall mean gross revenues of the Purchased Business calculated in accordance with GAAP (as historically applied by Seller) and in accordance with Seller’s revenue recognition policies and credit for sales of the Business as of the Closing Date.

“Earn-out Ratio” shall mean the sum of (1) (a) the Gross Revenue for the Earn-out Period divided by (b) $3,500,000, and (c) multiplied by 0.20, plus (2) (a) EBITDA for the Earn-out Period divided by (b) $715,000, and (c) multiplied by 0.80.

“EBITDA” shall mean, with respect to any particular period, the net income of the Purchased Business prior to the provision for (a) interest expense (including amortization of debt issuance costs) for such period, (b) taxes based on income or profits for such period, and (c) depreciation and amortization (including amortization of goodwill and other intangibles) for such period, in each case determined on a consolidated basis in accordance with GAAP (as historically applied by Seller).  For purposes of calculating the Earn-out Amount, EBITDA (i) shall include any amounts paid to Messrs. Daniel Berger and John Abraham under employment or other service agreements following the Closing Date, and (ii) shall exclude (1) any amounts relating to the Employee Bonus Shares, (2) any amounts relating to any Earn-Out Amount, (3) any extraordinary gain or loss under GAAP, consistently applied, (4) any costs, fees or expenses relating to the Contemplated Transactions, (5) any capital charges for capital provided by Buyer, (6) any corporate or other overhead allocation of Buyer, (7) any capital expenditures required by Buyer or (8) any adjustment of the purchase price pursuant to this Agreement.

2.9.2             Determination of Earn-out Amount; Conduct of the Business.

(a)         Within ninety (90) calendar days after the end of the Earn-out Period, Buyer shall prepare and deliver to Seller a report (an “Earn-out Report”) for the Earn-out Period setting forth Buyer’s calculation of the EBITDA and Gross Revenue for the Earn-out Period and the resulting Earn-out Amount and One-Time Employee Bonus Amount as described in Section 2.10.  If Seller has any objections to the calculation of EBITDA, Gross Revenue and/or the resulting Earn-out Amount or One-Time Employee Bonus Amount prepared by Buyer, then Seller’s Representative will deliver a detailed written statement (an “Earn-out Objections Statement”) describing its objections to Buyer within sixty (60) calendar days after delivery of the Earn-out Report.

If Seller’s Representative fails to deliver an Earn-out Objections Statement within such sixty (60) calendar day period, then the applicable calculation of EBITDA, Gross Revenue and the resulting Earn-outAmount set forth in the Earn-out Report shall become final and binding on all parties.  If Seller’s Representative delivers an Earn-out Objections Statement within such sixty (60) calendar day period, then Seller and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) calendar days after Seller’s Representative has submitted the Earn-out Objections Statement, any remaining matters which are in dispute will be resolved by the Referee pursuant to the provisions of Section 2.5.4.  The Referee will prepare and deliver a written report to Buyer and Seller’s Representative and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) calendar days after the dispute is submitted to the Referee.  The Referee’s determination of such unresolved disputes will be final and binding upon all parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Earn-out Report or any more favorable to Seller than is proposed in the Earn-out Objections Statement.  The costs, expenses and fees of the Referee shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.  Upon the Earn-out Amount becoming final and binding in accordance with this Section 2.9.2(a), Buyer shall pay the Earn-out Amount, if any, to Seller in accordance with Section 2.9.3.

(b)         Seller and Buyer acknowledge and agree that the Earn-out Amount may be equal to $0.

(c)         During the Earn-out Period, Buyer shall:

(i)         Account for the results of the Purchased Business on a separate stand-alone profit center basis and without regard to the other operations and businesses of Buyer and any of its Subsidiaries or other Affiliates;

(ii)         maintain books and records for the Purchased Business separate from the books and records of the other operations and businesses of Buyer and any of its Subsidiaries or other Affiliates;

(iii)         operate the Purchased Business in good faith and shall not take any actions with the primary intent of reducing or delaying any EBITDA or Gross Revenue calculation for the Earn-out Period; and

(iv)         not sell, transfer, or convey the Acquired Assets or portion of the Purchased Business except in the Ordinary Course of Business.

2.9.3             Earn-out Payment.  Any Earn-out Payment that Buyer is required to pay pursuant to Section 2.9.1 hereof shall be paid in full no later than fifteen (15) Business Days following the date upon which the determination of EBITDA and Gross Revenue for the Earn-out Period becomes final and binding upon the parties as provided in Section 2.9.2 (including any final resolution of any dispute raised by Seller in an Earn-out Objections Statement). Buyer shall pay to Seller the Earn-out Payment in cash by wire transfer to the bank account for Seller as designated in writing to Buyer.

2.10             One-Time Employee Bonus.  Subject to the terms and conditions of this Section 2.10, Buyer shall pay a bonus to the Transferring Employees in an aggregate amount of up to $250,000 (the “One-Time Employee Bonus Amount”), which bonus shall be payable in the form of shares of restricted common stock of Buyer, par value $0.001 (the “Employee Bonus Shares”) and shall be determined in the same manner and at the same time as the Earn-out Amount.  For the avoidance of doubt, (i) if the Earn-out Ratio is 0.70 or less, the One-Time Employee Bonus Amount shall be zero; (ii) if the Earn-out Ratio is between 0.70 and 0.99, the One-Time Employee Bonus Amount will be equal to the product of the Earn-out Ratio multiplied by $250,000; and (iii) if the Earn-out Ratio is greater than or equal to 1.00, the One-Time Management Bonus Amount will be equal to $250,000.  The number of Employee Bonus Shares shall be determined by dividing the One-Time Employee Bonus Amount, if any, by an amount equal to the average closing price of Buyer’s common stock as quoted on the over the counter market during the twenty (20) most recent trading days prior to the date of this Agreement, rounded up to the nearest whole number of shares.  The Employee Bonus Shares, if any, shall be allocated among the Transferring Employees then employed by Buyer based on the recommendation of Seller’s President, Daniel Berger (subject to review and approval by Buyer’s chief executive officer, which approval shall not be unreasonably withheld, conditioned or delayed).  The Employee Bonus Shares, which shall be non-vested at the time of grant, shall vest one hundred percent (100%) upon the one year (1) anniversary of the expiration of the Earn-out Period.  If a Transferring Employee terminates employment with Buyer prior to such vesting date, any then-unvested Employee Bonus Shares allocated to such Transferring Employee shall be re-allocated to the other Transferring Employees pro-rata in proportion to then Employee Bonus Shares then held be the remaining Transferring Employees.

3.         REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS.

In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, except as set forth on the Schedule of Exceptions attached hereto (the section numbers of which are numbered to correspond to the section numbers in this Agreement; provided, however, that any information disclosed under any section number shall be deemed to be disclosed and incorporated in any other section of this Agreement where such disclosure would be appropriate and readily apparent), Seller hereby represents and warrants to Buyer as follows:

3.1           Organization.  Schedule 3.1 sets forth the jurisdiction of organization of Seller and each jurisdiction in which Seller does business.  Seller is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction set forth on Schedule 3.1, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified does not constitute a Material Adverse Effect.  Seller has delivered to Buyer true, accurate and complete copies of the Organizational Documents of Seller and the minute books of Seller, which contain records of all meetings held, and other corporate actions taken by, its stockholders, Boards of Directors and any committees appointed by its Boards of Directors.

3.2           Power and Authorization.  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party and the consummation of the Contemplated Transactions are within the power and authority of Seller and have been duly authorized by all necessary action on the part of Seller.  This Agreement and each Ancillary Agreement to which Seller is a party (a) has been duly executed and delivered by Seller and (b) is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.  Seller has the full power and authority necessary to own and use its assets and carry on the Business.

3.3           Authorization of Governmental Authorities.  Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party or (b) the consummation of the Contemplated Transactions by Seller.

3.4           Noncontravention.  Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will:

(a)         assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to Seller;

(b)         result in a breach or violation of, or default under, any Contractual Obligation of Seller;

(c)         require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of Seller;

(d)         result in the creation or imposition of a material Encumbrance upon, or the forfeiture of, any Acquired Asset; or

(e)         result in a breach or violation of, or default under, the Organizational Documents of Seller.

3.5         Capitalization.

3.5.1             Capital Stock.  Seller has not violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests in any material respect.

3.5.2             Ownership.  Schedule 3.5.2 sets forth the names of the record and beneficial holders of all of the outstanding shares of capital stock of Seller and the number of shares held by each such record holder.  Seller has not issued any options, warrants or other rights to purchase or to receive any payment or other benefit based on the value of its Equity Interests.

3.5.3             Subsidiaries.  Seller has no Subsidiaries and does not own any direct or indirect equity interests in any other Person.

3.6           Financial Statements.

3.6.1             Financial Statements.  Attached as Exhibit E are copies of each of the following:

(a)         the unaudited consolidated balance sheet of Seller as at December 31, 2014 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”), December 31, 2013 and December 31, 2012, the related unaudited consolidated statements of income, cash flow and changes in stockholders’ equity of Seller for the fiscal years then ended, accompanied by any notes thereto (collectively, the “Unaudited Financials”); and

(b)         the unaudited consolidated balance sheet of Seller as at February 28, 2015 and the related unaudited statement of income, cash flow and changes in stockholders’ equity of Seller for the two (2) months then ended (the “Interim Financials”, and together with the Unaudited Financials, collectively the “Financials”).

3.6.2             Compliance with GAAP, etc.  Except as disclosed on Schedule 3.6.2(a), the Financials (including any notes thereto) (a) are complete and correct in all material respects and were prepared in accordance with the books and records of Seller, (b) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the unaudited Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material and the absence of notes that, if presented, would not differ materially from those included in the Unaudited Financials for the fiscal year ended December 31, 2014) and (c) fairly present in all material respects the consolidated financial position of Seller as at the respective dates thereof and the consolidated results of the operations of Seller, cash flows and changes in financial position for the respective periods covered thereby.  Since the Most Recent Balance Sheet Date, Seller has not engaged in any “bill and hold” or similar arrangements, and Seller is not in possession of any inventory with respect to which it has recognized revenue.  The Financials, taken together, fairly present in all material respects the assets, liabilities and operations of the Business for the indicated periods.

3.6.3             Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date that will be reflected in the Final Working Capital Statement, have arisen in the Ordinary Course of Business, represent legal, valid, binding and, the Knowledge of Seller, Enforceable obligations owed to Seller and subject only to the reserves for bad debts set forth on the Most Recent Balance Sheet or the Final Working Capital Statement and, to Seller’s Knowledge, are not subject to any contests, claims, counterclaims or setoffs.

3.6.4             Inventory.  All inventory of Seller consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been reserved against, written off or written down to net realizable value in the Most Recent Balance Sheet and in the Final Working Capital Statement.  Since the Most Recent Balance Sheet Date, Seller has not engaged in any “bill and hold” or similar arrangement, and Seller is not in possession of any inventory with respect to which it has recognized revenue.

3.7           Absence of Undisclosed Liabilities.  Seller has no Liabilities required by GAAP to be disclosed on its Financials for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, or specifically disclosed in the notes thereto, (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement) and (c) Liabilities that would not be reasonably likely to constitute a Material Adverse Effect.

3.8           Absence of Certain Developments.  Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed in Schedule 3.8:

(a)         Seller has not (i) made any declaration, setting aside or payment of any dividend or other distribution  with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Equity Interests (other than distributions of cash and redemptions funded solely with cash) or (ii) entered into, or performed, any transaction with, or for the benefit of, any stockholder or any Affiliate of any of them (other than payments made to officers, directors and employees in the Ordinary Course of Business);

(b)         There has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any Acquired Asset;

(c)         Seller has not increased the Compensation payable or paid or altered the timing or methods of such payments, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the Ordinary Course of Business, (ii) any director or officer or (iii) any stockholder or any Affiliate of any stockholder;

(d)         Seller has not entered into or amended any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant;

(e)         Seller has not (i) made any change in its methods of accounting or accounting practices (including with respect to reserves) or (ii) changed its policies or practices with respect to paying payables or billing and collecting receivables;

(f)         Seller has not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(g)         Seller has not terminated or closed any facility, business or operation;

(h)         Seller has not (i) adopted or amended any Company Plan, (ii) except in accordance with the terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Company Plan, or (iii) altered the timing or method of any payments under any Company Plan;

(i)         Seller has not written up or written down any Acquired Asset, or revalued its inventory;

(j)         Seller has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.8;

(k)         Except in the Ordinary Course of Business, Seller has not consented to the sale, assignment, exclusive license or transfer to any third party of any tangible or intangible assets (including any Intellectual Property) owned by, and material to the Business of Seller;

(l)         Seller has not failed to pay any fee or otherwise take any reasonable action necessary to maintain and protect its right, title and interest in and to the Acquired Intellectual Property, including in response to any actions taken by a Governmental Authority;

(m)         Seller has not received any notice from any third party (including any manufacturing party) that such third party is the owner or purported owner of any Acquired Intellectual Property; and

(n)         No event or circumstance has occurred which constitutes a Material Adverse Effect.

3.9         Debt; Guarantees.  Seller has no Liabilities in respect of Debt except as set forth on Schedule 3.9.  For each item of Debt, Schedule 3.9 correctly sets forth the debtor, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt. Seller has no Liability in respect of a Guarantee of any Liability of any other Person.

3.10           Assets.  Seller has sole and exclusive, good and marketable title to, or, in the case of property held under a lease, license or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which (i) are Retained Assets or (ii) have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).  Except as disclosed on Schedule 3.10, none of the Acquired Assets are subject to any Encumbrance which is not a Permitted Encumbrance.  The Acquired Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible (other than the Retained Assets), used in or necessary to conduct the Business as conducted by Seller.    No stockholder or any Affiliate of any stockholder (other than Seller) owns any Acquired Asset, and, to Seller’s Knowledge, (i) no third party has asserted any claim relating to ownership of the Acquired Assets and (ii) no circumstances exist that are reasonably likely to result in any third party asserting a claim to ownership of the Acquired Assets.

3.11           Real Property.  Schedule 3.11 (a) sets forth a list of all real property owned by Seller, and specifies the owner of such property and Seller which occupies such property if different from the owner (such real property, other than real property which is a Retained Asset, the “Owned Real Property”) and (b) describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by Seller (such leased real property to the extent it is the subject of a Transferred Lease, together with the Owned Real Property, the “Real Property”), and specifies the lessor(s) of such leased property and identifies each lease or any other Contractual Obligation under which such property is leased (such leases, other than those which are not Transferred Leases, the “Real Property Leases”).  Except as described on Schedule 3.11 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than Seller) in possession of the leased Real Property.  There is no pending or, to Seller’s Knowledge, threatened eminent domain taking affecting any of the Real Property.  Seller has delivered to Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

3.12           Intellectual Property.

3.12.1             Seller is the sole and exclusive owner of, free and clear of all Liens (except Permitted Liens and restrictions contained in any applicable license, as scheduled on Schedule 3.12.3), or has a valid license to use, all Intellectual Property included in the Acquired Assets (“Acquired Intellectual Property”) and no Acquired Intellectual Property is subject to any outstanding Government Order, and no Action is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of any of the Acquired Intellectual Property.  The Acquired Intellectual Property constitutes all Intellectual Property owned by Seller or any of its stockholders, employees, directors or Affiliates used, intended to be used or held for use in the Business.

3.12.2             Seller (a) has, to Seller’s Knowledge, not interfered with, infringed upon or misappropriated any Intellectual Property rights of any third party or (b) does not have any Action or litigation pending, and has not received any order, charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, or other violation (including any claim that a Person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business).  Seller does not have any Contractual Obligation to, defend, indemnify or hold harmless any third party for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property other than in agreements with distributors and customers entered into in the Ordinary Course of Business. To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Acquired Intellectual Property.

3.12.3             Schedule 3.12.3 identifies (a) all registered Intellectual Property which has been issued to Seller, (b) each pending application for registration which Seller has made with respect to any Intellectual Property, (c) each Contractual Obligation under which Seller has granted to any third party rights (including any assignment, license, settlement or covenant not to sue) with respect to any Intellectual Property used in the Business (each an “Outbound IP Agreement”) and (d) each Contractual Obligation under which a third party has granted Seller any rights (including any assignment, license, settlement or covenant not to sue) with respect to any Intellectual Property used in the Business, other than Off-the-Shelf-Software (each an “Inbound IP Agreement”). No stockholder, employee, director or Affiliate of Seller is party to any Contractual Obligation pursuant to which rights are granted with respect to Intellectual Property used, intended to be used, or held for use in the Business. Except as specifically identified on Schedule 3.12.3, Seller has not granted any exclusive licenses of any Acquired Intellectual Property to any third party. True, accurate and complete copies of all such registrations, applications and Contractual Obligations, in each case, as amended, or otherwise modified and in effect, have been made available to Buyer.  As of the date hereof, each such registration is valid and subsisting in accordance with its terms.  Schedule 3.12.3 also identifies each trade name, trade dress and unregistered trademark or service mark used by Seller or in connection with the Business.

3.12.4             Except as provided on Schedule 3.12.3, there are no royalties for the use of any Acquired Intellectual Property.  All current and former employees and contractors of Seller who contributed to the development of Intellectual Property in any material way have executed Enforceable Contractual Obligations that assign to Seller all the respective rights, including Intellectual Property, to any inventions, improvements, discoveries or information relating to the Business.  To Seller’s Knowledge, there have been no security breaches relating to, or violations of Seller’s privacy or information security policies regarding, any such personal data and information maintained by Seller.  The contemplated transactions as of the Closing will not violate any privacy policy or terms of use of Seller, or Laws relating to the use, dissemination, or transfer of any such personally identifiable data or information.

3.12.5             Seller has taken commercially reasonable steps and precautions (i) to protect the Acquired Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other Acquired Intellectual Property that, at the relevant time, management of Seller considered confidential.  Except as disclosed on Schedule 3.12.5, Seller has required all employees and other Persons with access to Seller’s Confidential Information to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of Seller.

3.12.6             To Seller’s Knowledge, Seller has not engaged in unfair competition or trade practices or any false or misleading advertising practices under the laws of any jurisdiction in which Seller operates.

3.13           Legal Compliance; Illegal Payments; Permits.

3.13.1             Compliance.  Seller is not in breach or violation of, or default under, and has not at any time since January 1, 2010 been in breach or violation of, or default under, in either case in any material respect its Organizational Documents; or any material Legal Requirement.

3.13.2             Illegal Payments, etc.  In the conduct of the Business, neither Seller nor to Seller’s Knowledge, any of its Representatives on its behalf, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder Seller (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.13.3             Permits.  Seller has been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business as conducted by Seller.  Schedule 3.13.3 sets forth each Permit included in the Acquired Assets or necessary to the Business, together with the Governmental Authority or other Person responsible for issuing such Permit.  Except as disclosed on Schedule 3.13.3, (a) such Permits are valid and in full force and effect, (b) Seller is not in breach or violation of, or default under, any such Permit, and, to Seller’s Knowledge, no reasonable basis exists which, with notice or lapse of time or both, could reasonably be expected to constitute any such breach, violation nor default and (c) the Transferred Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

3.14           Tax Matters.  Except as set forth on Schedule 3.14:

3.14.1             Seller has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements.  All such Tax Returns were true, correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements.  All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been timely paid in full.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, and, to Seller’s Knowledge, there is no basis for any such claim to be made.  There are no Encumbrances with respect to Taxes upon any Acquired Asset other than for current Taxes not yet due and payable.

3.14.2             Seller has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Seller has complied with all related reporting and recordkeeping requirements, including the proper completion and timely filing of all Forms W-2 and 1099.

3.14.3             There is no Action concerning any Tax Liability or Tax Return of Seller pending, being conducted, claimed, raised or threatened by a Governmental Authority.  Seller has provided or made available to Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by Seller for all taxable periods.  Schedule 3.14.3 indicates those Tax Returns that have been audited and indicates those Tax Returns that are currently the subject of audit.

3.14.4             Seller has not waived any statute of limitations in respect of Taxes or agreed to, or is the beneficiary of, any extension of time with respect to a Tax assessment or deficiency.  Seller has not executed any power of attorney with respect to any Tax or Tax Return, other than powers of attorney that are no longer in force.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of Seller.

3.14.5             The unpaid Taxes of Seller (a) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not as of the Closing Date exceed that reserve as adjusted for transactions or events in the Ordinary Course of Business through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

3.14.6             The Seller has never been a member of an affiliated, consolidated, combined or unitary group, including an “affiliated group” within the meaning of Code Section 1504(a).  The Seller is not a party to any Contractual Obligation relating to Tax sharing or Tax allocation. The Seller has no Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.14.7             The Seller has never participated in any reportable transaction within the meaning of Treasury Regulation 1.6011-4 or engaged in any transaction that would trigger the imposition of penalties under Section 6662 of the Code

3.15           Employee Benefit Plans.

3.15.1             For purposes of this Agreement, “Employee Plan” means any plan, contract, program, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other employment, compensation, severance, termination pay, deferred-compensation, retirement, profit-sharing, welfare-benefit, bonus, incentive, retention, change-of-control, fringe-benefit or other similar plan, contract, program, arrangement, policy or arrangement.

3.15.2             Schedule 3.15 lists all Employee Plans as to which Seller sponsors, maintains, contributes or is obligated to contribute, or under which Seller has or may have any Liability, or which benefits any current or former employee, director, officer, agent, consultant or independent contractor of Seller or the beneficiaries or dependents of any such Person (each, a “Company Plan”).  With respect to each Company Plan, Seller has delivered to Buyer true, accurate and complete copies of each of the following:  (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of the most recent summary plan descriptions, employee handbooks or similar employee communications, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter or other opinion letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

3.15.3             Neither Seller nor any other Person that would at the relevant time be considered a single employer with Seller under the Code or ERISA (each, an “ERISA Affiliate”) has ever sponsored, maintained, contributed to, or had any Liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.  No event has occurred and no circumstance exists that could give rise to any Liability to Seller or any ERISA Affiliate that has not been satisfied in full.

3.15.4             Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified, and no event has occurred that would reasonably be expected to affect adversely such Company Plan’s qualified status.  Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Legal Requirements, including satisfying the coverage tests under Section 410(b) of the Code, taking into account any independent contractors to the extent required by the Code.  Nothing has occurred with respect to any Company Plan that has subjected or would reasonably be expected to subject Seller to a penalty under Section 502 of ERISA or to a material excise tax under the Code, or that has subjected or would reasonably be expected to subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973.  Each Company Plan that is a qualified contribution plan is an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

3.15.5             All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis and, to the extent not due, have been appropriately accrued for.

3.15.6             There is no pending or, to Seller’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans.  No Company Plan is or, within the last six years, has been the subject of an examination, audit, inquiry, review, proceeding, claim or demand by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.15.7             Except as required under Section 601 et seq. of ERISA, no Company Plan provides or has any Liability to provide health, life, severance or disability benefit coverage upon or following retirement or other termination of employment.

3.15.8             Except to the extent prohibited by Legal Requirements, Seller has the right at any time to amend in any manner or terminate at any time any Company Plan.

3.15.9             No benefit under any Company Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested, or payable by reason of the Contemplated Transactions, either alone or upon the occurrence of any other event.

3.15.10             Each Company Plan which is subject to the requirements of Section 409A of the Code has been adopted and administered in compliance with such Section and all applicable regulatory guidance (including, but not limited to, notices, rulings, and proposed and final regulations).

3.16           Environmental Matters.  Except as set forth in Schedule 3.16, (a) Seller is, and has been at all times, in material compliance with all Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or previously owned, leased or otherwise used by Seller, (c) there have been no Hazardous Substances generated by Seller that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, and (d) Seller has made available to Buyer true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in their possession or under their control, in each case as amended and in effect.

3.17           Contracts.

3.17.1             Contracts.  Except as disclosed on Schedule 3.17, Seller is not bound by or a party to:

(a)         any Contractual Obligation (or group of related Contractual Obligations) the performance of which involves annual payments to or by Seller in the aggregate in excess of $10,000 or aggregate payments to or by Seller in excess of $25,000 over the life of such Contractual Obligation, other than any Contractual Obligation which by its terms can be terminated upon no greater than sixty (60) days’ notice without material penalty or any further obligation or Liability to Seller;

(b)         any Contractual Obligation relating to the acquisition or disposition of (i) any material business of Seller (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any material asset other than in the Ordinary Course of Business;

(c)         any Contractual Obligation under which Seller is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

(d)         any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement (including joint manufacturing agreements or other third party manufacturing agreements);

(e)         any Contractual Obligation (or group of related Contractual Obligations) under which Seller has permitted any material Acquired Asset to become Encumbered;

(f)         any Contractual Obligation under which any other Person has Guaranteed any Debt of Seller;

(g)         any Contractual Obligation, whether Seller is subject to or the beneficiary of such obligations, which limits or purports to limit the ability of any Person to compete in any line of business, with any other Person or in any geographic area;

(h)         any Contractual Obligation under which Seller is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(i)         any Contractual Obligation under which Seller is, or may, have any Liability to, any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);

(j)         any Contractual Obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan);

(k)         any collective bargaining agreement or other Contractual Obligation with any labor union or similar organization;

(l)         any agency, dealer, distributor, sales representative or marketing agreement;

(m)         any Contractual Obligation under which Seller has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business;

(n)         any Contractual Obligation that contains most favored customer pricing provisions or grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(o)         any Contractual Obligation with an Affiliate of Seller or any stockholder;

(p)         any Contractual Obligation with any Governmental Authority.

Seller has delivered to Buyer true, accurate and complete copies of each written Contractual Obligation required to be listed on Schedule 3.17, in each case, as amended or otherwise modified and in effect.

3.17.2             Enforceability, etc.  Each Contractual Obligation required to be disclosed on Schedule 3.9 (Debt), 3.11 (Real Property Leases), 3.12 (Intellectual Property), 3.15 (Employee Plans), 3.17 (Contracts), 3.19 (Customers and Suppliers) or 3.23 (Insurance) and which is a Transferred Contract (each, a “Disclosed Contract”) is to Seller’s Knowledge, Enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.3 or Schedule 3.4, will, to Seller’s Knowledge, continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

3.17.3             Breach, etc.  Neither Seller nor, to Seller’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract.

3.18           Affiliate Transactions.  Except for the matters disclosed on Schedule 3.18, no stockholder or any Affiliate of any stockholder is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, Seller.  Except as disclosed on Schedule 3.18, no stockholder or any Affiliate of any stockholder (other than Seller) owns any asset used in, or necessary to, the Business.

3.19           Customers and Suppliers.  Schedule 3.19 sets forth a complete and accurate list of (a) the twenty (20) largest customers of the Business (measured by aggregate billings) for each of (i) the fiscal year ended on the Most Recent Balance Sheet Date and (ii) the period beginning on the Most Recent Balance Sheet Date and ending February 28, 2015, indicating the existing Contractual Obligations with each such Customer by product or service provided and (b) the ten (10) largest suppliers of materials, products or services to the Business (measured by the aggregate amount purchased by the Business) for each of (i) the fiscal year ended on the Most Recent Balance Sheet Date and (ii) the period beginning on the Most Recent Balance Sheet Date and ending February 28, 2015, indicating the Contractual Obligations for continued supply from each such supplier.  The relationships of the Business with the customers and the suppliers required to be listed on Schedule 3.19 are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Business of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Business.

3.20           Employees.  Schedule 3.20 contains a list of each Business Employee and sets forth the following for each Business Employee: (a) name; (b) title or position (including whether full- or part-time); (c) hire date; (d) current annual base salary or compensation rate; and (e) target commission, bonus, or other incentive-based compensation.  Except as disclosed on Schedule 3.20, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to Seller’s Knowledge, threatened between Seller on the one hand, and its employees, on the other hand.  Except as disclosed on Schedule 3.20, (a) no employee of Seller is represented by a labor union, (b) Seller is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or proceedings instituted by an employee or group of employees of Seller with any labor relations board seeking recognition of a bargaining representative and (d) to Seller’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of Seller and no demand for recognition of employees of Seller has been made by, or on behalf of, any labor union.  No executive officer’s, key employee’s or sales or customer service employee’s employment with Seller has been terminated for any reason nor has any such officer or employee notified Seller of his or her intention to resign or retire.

Seller is and has been in compliance in all material respects with all Contractual Obligations and all applicable Legal Requirements pertaining to employment and employment practices to the extent they relate to the Business Employees or any person who would be a Business Employee if he or she had not ceased providing services to the Business prior to the date hereof, including but not limited to all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, immigration, wages, hours, overtime compensation, health and safety, privacy, and classification of service providers as employees or independent contractors.

3.21           Litigation; Governmental Orders.  Except as disclosed on Schedule 3.21, there is no, and has not been since January 1, 2010, Action to which Seller is a party (either as plaintiff or defendant) or to which the Acquired Assets are subject pending, or to Seller’s Knowledge, threatened.  Except as disclosed on Schedule 3.21, there is no Action which Seller presently intends to initiate.  Except as disclosed on Schedule 3.21, no Governmental Order has been issued which is applicable to Seller, the Acquired Assets or the Business.

3.22           Reserved.

3.23           Insurance.  Schedule 3.23 sets forth a list of insurance policies under which Seller, or any of its employees, officers or directors or the Acquired Assets or the Business is currently insured (the “Liability Policies”) and their respective expiration dates.  The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer.  Seller has made available to Buyer true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect.  Schedule 3.23 describes any self-insurance arrangements affecting Seller.

3.24           No Brokers.  Seller has no Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by Seller.

3.25           Initial Shares.

3.25.1             Seller acknowledges that the offer and sale of the Initial Shares is intended to be exempt from registration under the 1933 Act and all applicable state securities law.

3.25.2             Seller:  (i) has been furnished with a copy of Buyer’s Form 10-K most recently filed with the SEC and all reports or documents required to be filed thereafter with the SEC pursuant to the Securities Exchange Act of 1934, as amended; (ii) has been provided copies of all other reasonably requested material information regarding Buyer; and (iii) has been afforded an opportunity to ask questions of, and receive answers from, management of Buyer in connection with the Initial Shares.  Seller has not been furnished with any oral or written representation in connection with the purchase of the Initial Shares by or on behalf of Buyer that such Seller has relied on that is not contained in this Agreement.

3.25.3             Seller: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act; (ii) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the purchase of the Initial Shares; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of the Initial Shares and to make an informed investment decision with respect thereto; and (iv) has consulted with its own advisors with respect to the purchase of the Initial Shares.

3.25.4             The Initial Shares are being acquired for such Seller’s own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any resale or distribution thereof.  Seller fully understands and agrees that it must bear the economic risk of the investment in the Initial Shares for an indefinite period of time because, among other reasons, such Initial Shares have not been registered under the 1933 Act or under the securities law of any states, and, therefore, the shares of such Initial Shares are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the 1933 Act and under the applicable securities law of such states or an exemption from such registration is otherwise available.  Seller understands that Buyer is not under any obligation to register such Initial Shares on Seller’s behalf or to assist Seller in complying with any exemption from registration under the 1933 Act or applicable state securities law.

3.25.5             Seller intends that the state securities law of the State of California alone (and not the securities Law of any other state) will apply to its acquisition of the Initial Shares.  Seller meets all suitability standards imposed by the State of California relating to the purchase of the Initial Shares hereunder without registering such Initial Shares under the securities law of such state.

3.26           Disclosure.  The representations and warranties contained in this Section 3 and in the documents, instruments and certificates delivered to the Buyer by the Seller pursuant to this Agreement do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading

4.         REPRESENTATIONS AND WARRANTIES OF THE BUYER.

Buyer represents and warrants to Seller that:

4.1           Organization.  Buyer is duly organized, validly existing and in good standing under the laws of the state of Nevada.

4.2           Power and Authorization.  The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of Buyer and have been duly authorized by all necessary action on the part of Buyer.

This Agreement and each Ancillary Agreement to which Buyer is a party (a) has been duly executed and delivered by Buyer and (b) is a legal, valid and binding obligation of Buyer, Enforceable against Buyer in accordance with its terms.

4.3           Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.3 or as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions on a timely basis, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by Buyer.

4.4           Noncontravention.  Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will:

(a)         assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any provision of any Legal Requirement applicable to Buyer;

(b)         result in a breach or violation of, or default under, any Contractual Obligation of Buyer;

(c)         require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)         result in a breach or violation of, or default under, Buyer’s Organizational Documents.

4.5           Financial Ability.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to timely make payment of the aggregate Cash Purchase Price and to consummate the Contemplated Transactions.

4.6           Auxilio Stock.  The Securities Consideration will be duly authorized and validly issued and, upon the issuance of the Securities Consideration, will be fully paid, nonassessable and free of preemptive rights.  Buyer has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act and the Exchange Act.  None of the forms, reports or documents filed by Buyer with the SEC, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement, as of its effective date) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7           Independent Analysis.  Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, Acquired Assets, liabilities, properties and projected operations of the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of such investigation and the representations and warranties, covenants and agreements of Seller set forth in this Agreement.  Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby, and Buyer acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Buyer further acknowledges that neither Seller nor any of its Representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available by Seller or their Representatives to Buyer any affiliate of Buyer or any other information which is not included in this Agreement.  Buyer further acknowledges and agrees that any cost estimates, forecasts, projections, or other predictions or forward-looking information that may have been provided to Buyer or any of its employees, agents or representatives were prepared for internal planning purposes only and are not representations or warranties of Sellers, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE BUYER ACKNOWLEDGES THAT SELLERS ARE SELLING THE PURCHASED ASSETS AND THE BUSINESS ON AN “AS IS” BASIS.

5.         COVENANTS.

5.1           Transaction Expenses.  Except as otherwise provided herein, with respect to the costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the Contemplated Transactions (such costs and expenses, the “Transaction Expenses”), Seller will bear the Transaction Expenses of Seller and will not have any Liability in respect of the Transaction Expenses of Buyer (which will be borne by Buyer).

5.2           Payment of Debt; Excluded Liabilities.  Seller shall satisfy all obligations in respect of Debt of Seller at or immediately after the Closing using the proceeds from the Cash Purchase Price.  Seller shall satisfy all Excluded Liabilities as and when due.

5.3           Confidentiality.  Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer and Seller, except in connection with this Agreement or with the prior written consent of Buyer.

The covenants in this Section 5.3 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by Seller or its Affiliates or Representatives or, to the Knowledge of Seller, breach by any other Person of a duty of confidentiality to Buyer or (b) Seller is required to disclose by applicable Law; provided, however, that Seller will notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with Buyer to limit the scope of such disclosure. At any time that Buyer may request, Seller will, and will cause its Affiliates and Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in its possession or control.

5.4           Publicity.  Prior to the Closing, the parties shall mutually agree upon a form of press release or public statement with respect to the transactions contemplated by this Agreement.  After the Closing, the parties hereto may make public disclosures regarding the transactions contemplated by this Agreement provided such disclosure is consistent with such mutually agreed upon form of press release or public statement.   The provisions of this Section 5.4 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions

5.5           Non-Competition and Non-Solicitation.

5.5.1             Seller and each of the Owners, severally and not jointly, agrees that for a period of five (5) years from and after the Closing Date, none of the Owners or Seller will engage directly or indirectly in all or any portion of the Business as conducted as of the Closing Date anywhere in the world; provided, however, that ownerships of less than two percent (2%) of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Business.  For a period of five (5) years from and after the Closing Date, neither the Owners nor Seller will (i) recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of Buyer or any of its Affiliates (including any Transferring Employees) related to the Business to leave the employ of Buyer or any of its Affiliates or (ii) solicit or encourage any customer, client, vendor or supplier to the Business to terminate or diminish its relationship with Buyer or any of its Affiliates relating to the Business.

5.5.2             Seller and each of the Owners, severally and not jointly, acknowledge that in view of the nature of the Acquired Assets and the business objectives of Buyer in acquiring them, and the consideration paid to Seller therefor, the limitations set forth in Sections 5.3 (Confidentiality) and 5.5.1 (Non-Competition and Non-Solicitation) are reasonable and properly required for the adequate protection of Buyer.

Seller and each of the Owners, severally and not jointly, further acknowledge that the remedy at law for any breach or threatened breach by them of the agreements contained in Sections 5.3 or 5.5.1 will be inadequate and agree that Buyer, in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to obtain preliminary or permanent injunctive relief without being required to prove actual damages or to post a bond or other undertaking and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action.  This Section 5.5.2 constitutes an independent and severable covenant and if any or all of the provisions of this Section 5.5.2 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect.  The parties intend for the covenants of Sections 5.3 and 5.5.1 to be enforceable to the maximum extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 5.3 or 5.5.1 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.6           Employment.

(a)         With respect to each Business Employee who is employed by Seller immediately prior to the Closing and whose name and title is set forth on Schedule 5.6 (such Business Employees, the “Offer Employees”), Buyer or one of its Affiliates shall extend offers of employment.  Each offer of employment shall, subject to Section 5.6(b), provide for continuing employment at the same hourly wage rate or base salary pursuant to which each Offer Employee was employed by Seller immediately prior to the Closing, provided that no such offer will require Buyer or any of its Affiliates to retain the Offering Employees for any particular period or at any particular pay following the Closing.  All Offer Employees who accept Buyer’s offer of employment are referred to as the “Transferring Employees.”  Buyer (or its Affiliates) may terminate the employment of any Transferring Employee on or after the Closing Date and each shall remain “at will.”

(b)         Notwithstanding anything to the contrary herein, Buyer and its Affiliates shall retain all rights to alter, amend or terminate any term or condition of employment, compensation or benefits with regard to the Transferring Employees, in each case from and after the Closing.

(c)         Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any Compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of the Business, including any hourly wages, salary, commissions, bonuses, accrued vacation, severance, health, welfare, or retirement benefits for any period relating to service with Seller at any time on or prior to the Closing Date, except to the extent any of the foregoing are Assumed Liabilities.

(d)         No provision of this Section 5.6 shall create any third-party beneficiary rights in any Business Employee or other Person (including any heir, beneficiary, executor, administrator or representative of any Business Employee or any Person claiming through any Business Employee), including any right to employment or continued employment for any period of time or any right to a particular term or condition of employment.  Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Buyer or any of its Affiliates.

5.7           Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall use commercially reasonable efforts to (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to:

5.7.1             preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets;

5.7.2             pay the debts, Taxes and other obligations of the Business when due;

5.7.3             continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

5.7.4             maintain the properties and assets included in the Acquired Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

5.7.5             continue in full force and effect without modification all insurance policies, except as required by applicable Law;

5.7.6             defend and protect the properties and assets included in the Acquired Assets from infringement or usurpation;

5.7.7             perform all of its obligations under all Transferred Contracts;

5.7.8             maintain the books and records in accordance with past practice;

5.7.9             comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets; and

5.7.10             not take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

5.8           Reserved.

5.9           Transfer of Certain Funds Received Post-Closing.  With respect to any and all amounts received or collected by Seller from and after the Closing (a) attributable to, or in respect of, any Acquired Asset and (b) which become the property of Buyer as a result of the consummation of the Contemplated Transactions, Seller shall provide notice of such receipt or collection to Buyer and pay promptly (and in any event within five (5) Business Days of their receipt or collection) to Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by Buyer or by other means acceptable to Buyer.

5.10           Prohibition on the Use of Name.  From and after the Closing Date, Seller shall not use, and shall cause all of its Affiliates following the Closing to cease using, directly or indirectly, the name “Redspin” in any trademark, trade name, domain name, address, corporate name, symbol or identifier or any derivatives thereof or any marks confusingly similar thereto.  At the Closing, Seller shall file the necessary amendments to its Organization Documents to change its name to a new name bearing no resemblance to its present name so as to make Seller’s present name available to Buyer.

5.11           Access to Records and Employees After Closing.  From the date hereof until the Closing, and for a period of six (6) years after the Closing Date, the parties shall afford one another and their respective Representatives reasonable access to all of the books and records related to the Business and their employees related to the Business to the extent that such access may reasonably be required by the other parties in connection with Tax or litigation matters (excluding litigation between Buyer or any Affiliate of Buyer, on the one hand, and Seller or any of its Affiliates, on the other hand) relating to the Business prior to the Closing Date.  Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours, and the requesting party shall not be responsible for any costs or expenses incurred by them pursuant to this Section 5.11, except for reasonable out-of pocket expenses incurred by the party of whom the request was made.

5.12           No Solicitation of Other Bids.  Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of (x) all or any portion of the Business or the Acquired Assets, (y) a majority of the outstanding shares of capital stock of Seller or (z) any other corporate transaction which would, in the reasonable opinion of Buyer, hinder completion of the Contemplated Transactions.

5.13           Notice of Certain Events.

5.13.1             From the date hereof until the Closing, Seller shall promptly notify Buyer in writing if Seller has Knowledge of:

(a)         any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2  to be satisfied;

(b)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)         any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Acquired Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.21 or that relates to the consummation of the transactions contemplated by this Agreement.

5.13.2             Buyer’s receipt of information pursuant to this Section 5.13 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the disclosure schedules.

5.14           Governmental Approvals and Consents.

5.14.1             Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required pursuant to any Legal Requirement applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

5.14.2             Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedules 3.3 and 3.4.

5.15           Tax Clearance Certificates.  Seller will notify all applicable taxing authorities of the Contemplated Transactions in the form and manner required by such taxing authorities if the failure to make the notifications or receive any available tax certificate (“Tax Clearance Certificates”) could subject Buyer to any Taxes of Seller.  If, in respect to any applications for Tax Clearance Certificates made pursuant to this Section 5.12, any Governmental Authority asserts that Seller is liable for any Tax, Seller will promptly pay all such amounts and will provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

5.16           Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7 hereof.

5.17           Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable or any other Acquired Asset, Seller or its Affiliates shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliates receives or collects any funds relating to any Retained Asset, Buyer or its Affiliates shall remit any such funds to Seller within five Business Days after its receipt thereof

5.18           Supplement to Disclosure Schedules.   From time to time prior to the Closing, Seller shall supplement or amend the disclosure schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the disclosure schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the termination rights contained in this Agreement relating to determining whether or not the conditions set forth in Section 7.2 have been satisfied.

5.19           Further Assurances.  From and after the Closing Date, upon the request of either Seller’s Representative or Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.  Seller shall provide all cooperation reasonably requested by Buyer in connection with any effort by Buyer to establish, perfect, defend, or enforce its rights in or to the Acquired Assets, including executing further consistent assignments, transfers and releases, and causing its representatives and agents to provide good faith testimony by affidavit, declaration, deposition or other means.

Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.  Seller shall, and shall cause its Affiliates and their respective representatives and other agents to, cooperate and assist Buyer with an orderly transition of the Business and Acquired Assets to Buyer.

6.         INDEMNIFICATION.

6.1           Indemnification by Seller.

6.1.1             Indemnification.  Subject to the limitations set forth in this Section 6, Seller will indemnify and hold harmless Buyer and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including reasonable costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by Buyer Indemnified Persons or any of them as a result of or directly or indirectly arising from:

(a)         any fraud of Seller or any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement or in any document, Schedule or instrument delivered pursuant to this Agreement;

(b)         any breach or violation of any covenant or agreement of Seller (including under this Section 6) in or pursuant to this Agreement;

(c)         any Excluded Liability (including any Liability relating to the failure of Seller to comply with any “bulk sales” law provisions of Article 6 of the Uniform Commercial Code as in effect in the states where Seller owns assets to be conveyed to Buyer hereunder); or

(d)         any Liability of Buyer or any of its Affiliates, whether arising before, on or after the Closing Date, to the extent resulting from or arising out of Seller’s past, present or future ownership or use of any Retained Assets.

6.1.2             Monetary Limitations.  Seller will have no obligation to indemnify Buyer Indemnified Persons pursuant to Sections 6.1.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty unless the aggregate amount of all such Losses incurred or suffered by Buyer Indemnified Persons exceeds $20,000 (at which point Seller will indemnify Buyer Indemnified Persons for all such Losses (the “Indemnity Deductible”), and Seller’s aggregate liability in respect of claims for indemnification arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Sections 6.1.1(a) will not exceed $500,000 (the “Indemnity Cap”), provided, however, that (X) the Indemnity Cap will not apply to (i) claims for indemnification pursuant to Sections 6.1.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.8(f) and 3.14 (Tax Matters), 3.16 (Environmental Matters), 3.24 (No Brokers) with respect to which Seller’s aggregate liability in respect of claims for indemnification arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Sections 6.1.1(a) will not exceed the aggregate Purchase Price actually received by Seller, or (ii) claims based upon fraud or intentional misrepresentation and (Y) the Indemnity Deductible shall not apply to (i) claims for indemnification pursuant to Sections 6.1.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.8(f) and 3.14 (Tax Matters), 3.24 (No Brokers), or (ii) claims based upon fraud or intentional misrepresentation.  Claims for indemnification pursuant to any other provision of Section 6.1.1 are not subject to the monetary limitations set forth in this Section 6.1.2.

6.1.3             Other Limitations.

(a)         For purposes of determining the amount of any Losses pursuant to this Section 6 any such Losses will be reduced by the amount of any (i) insurance proceeds actually received net of any increases in premiums as a result of such Losses (and no right of subrogation shall accrue hereunder to any insurer), (ii) contribution, indemnification or similar payments actually received from any third party, and (iii) Tax benefit or refund actually realized by the claimant or any Affiliate thereof as a result of such Losses.  In addition, Losses shall not include any special, punitive, consequential, incidental or indirect damages (including business interruption, loss of future revenue, diminution in value, profits or income, or loss of business reputation or opportunity), unless such damages are assessed against a claimant in connection with a Third Party Claim for which a claimant is liable for indemnification hereunder.

(b)         Each of the Parties agrees to take all reasonable steps to mitigate Losses arising out of or relating to any matter for which such party is entitled to indemnification under this Section 6 to the extent reasonably possible.

(c)         Seller shall not have any liability under any provisions of this Agreement for any Losses to the extent that such Losses relate to actions taken or omitted to be taken by Buyer or any of its Affiliates with the respect to the Acquired Assets on or after the Closing to the extent Buyer or such Affiliates knew or reasonably should have known that their actions taken or omitted to be taken could reasonably be expected to give rise to such Losses.

6.2           Indemnity by Buyer.  Subject to the limitations set forth in this Section 6, Buyer will indemnify and hold harmless Seller and Seller’s Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a)         any fraud of Buyer or any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement or in any document, Schedule or instrument delivered pursuant to this Agreement;

(b)         any breach or violation of any covenant or agreement of Buyer (including under this Section 6) of any covenant or agreement of Buyer in or pursuant to this Agreement; or

(c)         any Assumed Liability.

6.3           Time for Claims.  All representations and warranties set forth herein shall survive the Closing; provided, however, that no claim may be made or Action instituted seeking indemnification pursuant to Section 6.1.1(a) or 6.2(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a)         at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.24 (No Brokers), 4.1 (Organization), 4.2 (Power and Authorization), or 4.4(d) (Breach of Organizational Documents);

(b)         at any time, in the case of any claim based upon fraud or intentional misrepresentation;

(c)         at any time prior to the thirtieth (30th) calendar day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.8(f) and 3.14 (Tax Matters), or 3.16 (Environmental Matters); and

(d)         at any time prior to the conclusion of the day that is Fifteen (15) months after the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

Claims for indemnification pursuant to any other provision of Sections 6.1.1 and 6.2.1 are not subject to the limitations set forth in this Section 6.3.

6.4           Third Party Claims.

6.4.1             Notice of Claim.  If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnified Claim against an Indemnifying Party under this Section 6, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6, except to the extent such delay actually and materially prejudices the Indemnifying Party.

6.4.2             Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 6.4.1.  In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within twenty (20) calendar days after the Indemnified Party has given notice of the Third Party Claim that subject to the limitations set forth herein, the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

6.4.3             Limitations on Indemnifying Party.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

6.4.4             Indemnified Party’s Control.  If the Indemnifying Party (i) does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 6.4.2 within twenty (20) calendar days after the Indemnified Party has given notice of the Third Party Claim, (ii) is not permitted to defend the Indemnified Party against the Third Party Claim pursuant to Section 6.4.2, or (iii) otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 6.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).  In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 6.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 6.

6.4.5             Consent to Jurisdiction Regarding Third Party Claim.  Buyer and Seller, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 10.11 are incorporated herein by reference, mutatis mutandis.

6.5           Subrogation, etc.  With respect to any claim brought by a Buyer Indemnified Person against Seller relating to this Agreement and any of the Contemplated Transactions, Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Buyer with respect to any amounts owed by Seller pursuant to this Section 6.

6.6           Indemnity Holdback Account.  For as long as there are funds in the Indemnity Holdback Account, any and all amounts payable by Seller as Indemnifying Party to a Buyer Indemnified Person will be paid in cash first out of the Indemnity Holdback Account, and thereafter by Seller in accordance with payment instructions provided by Buyer.    The existence of the Indemnity Holdback Account will not be deemed to limit the amount of any allowable claims by any Buyer Indemnified Person pursuant to this Agreement for Losses in excess of the Indemnity Holdback Amount.  Further, Buyer shall be entitled, but not obligated, to recover any amounts due from Seller under this Agreement by setting off such amounts against the Earn-out Amount.  Subject to the terms of this Section 6, to the extent the Indemnity Holdback Amount is sufficient in value to cover the claimed amount, Buyer agrees to first seek indemnification against the Indemnity Holdback Account prior to seeking indemnification against the Earn-out Amount.  The exercise of such right of set off by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement.  Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.7           Exclusive Remedy.  After the Closing, this Section 6 will provide the exclusive legal remedy for the matters covered by this Section 6, except for claims based upon fraud or as contemplated in Section 5.5. This Section 6 will not affect any remedy any Party may have under this Agreement prior to the Closing or any equitable remedy available to any Party.

6.8           Tax Treatment.  All indemnification and other payments under this Section 6 and Section 2.5.5 shall, to the extent permitted by applicable Legal Requirements, be treated for income Tax purposes as an adjustment to the purchase price.

7.         CONDITIONS TO CLOSING.

7.1           Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

7.1.1             No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.1.2             Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.3, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

7.2           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

7.2.1             Other than the representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.6 and Section 3.24, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.6 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

7.2.2             Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

7.2.3             No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

7.2.4             All approvals, consents and waivers that are listed on Schedule 3.3 and Schedule 3.4 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

7.2.5             From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

7.2.6             Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.4.

7.2.7             Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

7.2.8             All Encumbrances relating to the Acquired Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

7.2.9             Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.2.1 and 7.2.2 have been satisfied (the “Seller Closing Certificate”).

7.2.10             Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

7.2.11             Buyer and Seller shall have come to an acceptable resolution regarding Buyer’s assumption of accrued vaction of Seller.

7.2.12             Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

7.2.13             Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.3           Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

7.3.1             Other than the representations and warranties of Buyer contained in Section 4.1 and Section 4.2, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.1 and Section 4.2 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

7.3.2             Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

7.3.3             No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

7.3.4             All approvals, consents and waivers that are listed on Schedules 4.3 and Schedules 4.4 shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

7.3.5             Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.4.

7.3.6             Buyer shall have delivered the Indemnity Holdback Amount to the Secretary of Buyer pursuant to Section 2.4(a).

7.3.7             Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3.1 and 7.3.2 have been satisfied (the “Buyer Closing Certificate”).

7.3.8             Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

7.3.9             Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

7.3.10             Buyer and Seller shall have come to an acceptable resolution regarding Buyer’s assumption of accrued vacation of Seller.

7.3.11             Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.         TAX MATTERS

8.1           Tax Sharing Agreements.  All Tax sharing agreements or similar agreements and all powers of attorney that relate in any way to the Acquired Assets will be terminated prior to the Closing and, after the Closing, no such agreement or power of attorney will have any effect on the Acquired Assets.

8.2           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions (“Transfer Taxes”), will be timely paid by fifty (50%) by Seller and fifty (50%) by Buyer.  Seller will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

8.3           Rev. Proc. 2004-53.  Buyer shall determine whether to implement either the standard or the alternate procedure set forth in Revenue Procedure 2004-53, and Seller shall cooperate in such implementation.

8.4           Cooperation on Tax Matters.  Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Business, Acquired Assets and Assumed Liabilities (including by the provision of reasonably relevant records or information).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

8.5           Apportionment of Ad Valorem Taxes.

8.5.1             All real property taxes, personal property taxes, and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes”) will be apportioned between Seller and Buyer based on the number of days of the taxable period prior to the Closing Date.  Seller will be liable for the proportionate amount of Apportioned Taxes attributable to days before or on the Closing Date and Buyer will be liable for the proportionate amount attributable to days after the Closing Date.

8.5.2             Apportioned Taxes will be timely paid, and all applicable filings, reports and returns will be filed as provided by applicable Legal Requirements.  The paying party will be entitled to reimbursement from the non-paying party in accordance with Section 8.5.1.  Upon payment of Apportioned Taxes, the paying party will present a statement to the non-paying party setting forth the amount of the reimbursement to which the paying party is entitled under Section 8.5.1 together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party will reimburse the paying party no later than ten (10) Business Days after the presentation of  the statement.  Any payment not made within that time will bear interest from the payment due date until, but excluding, the date of the payment at an annual rate equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the applicable period.  Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of 365 days without compounding.

9.         TERMINATION

9.1           Termination. This Agreement may be terminated at any time prior to the Closing:

9.1.1             by the mutual written consent of Seller and Buyer;

9.1.2             by Buyer by written notice to Seller if:

(a)         Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(b)         any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2015, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

9.1.3             by Seller by written notice to Buyer if:

(a)         Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller; or

(b)         any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2015, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

9.1.4             by Buyer or Seller in the event that (i) there shall be any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Section, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

9.2.1             as set forth in this Section 9 and Section 5.3 and Section 10 hereof; and

9.2.2             that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

10.         MISCELLANEOUS

10.1           Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)         by hand (in which case, it will be effective upon delivery);

(b)         by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)         by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to Seller’s Representative, to it at:

Daniel Berger
4690 Carpinteria Ave., Suite B
Carpinteria, CA 93013
Telephone number: (805) 576-7158
Facsimile number: (805) 262-6490

with a copy to:

Cooley LLP
1333 2nd Street, Suite 400
Santa Monica, CA 93101
Telephone number: (310) 883-6411
Facsimile number: (310) 883-6500
Attention: Ian D. Smith

If to Buyer, to it:

Auxilio, Inc.

26300 La Alameda, Suite 100

Mission Viejo, CA 92691

Telephone number:  (949) 614-0700

Facsimile number:  (949) 614-0701

Attention:  Paul T. Anthony, CFO

with a copy to (which shall not constitute notice):

Kirton McConkie PC
60 E. South Temple, Suite 1800
Salt Lake City, UT 84111

Telephone number:  (801) 328-3600

Facsimile number: (801) 212-2006

Attention:  Alexander N. Pearson

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 10.1 to each of the other parties hereto.

10.2           Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.

No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder.  Except as expressly provided herein and the rights set forth in Section 6 with respect to Buyer Indemnified Persons and Seller Indemnified Persons, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

10.3           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and Seller’s Representative, or in the case of a waiver, by the party  against whom the waiver is to be effective.  No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

10.4           Provisions Concerning Seller’s Representative.

10.4.1             Appointment.  Seller hereby appoints Seller’s Representative as the agent, proxy and attorney-in-fact for Seller for all purposes under this Agreement (including full power and authority to act on Seller’s behalf).  Without limiting the generality of the foregoing, Seller’s Representative will be authorized to:

(a)         in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of Seller necessary to effectuate the Closing and consummate the Contemplated Transactions;

(b)         take all actions on behalf of Seller with respect to the matters set forth in Section 2.5;

(c)         take all actions on behalf of Seller in connection with any claims made under Section 6 to defend or settle such claims, and to make payments in respect of such claims;

(d)         execute and deliver, should it elect to do so in its sole discretion, on behalf of Seller, any amendment to this Agreement; and

(e)         take all other actions to be taken by or on behalf of Seller and exercise any and all rights which Seller is permitted or required to do or exercise under this Agreement.

10.4.2             Liability.  Seller’s Representative will not be liable to Seller or any stockholder for any action taken by it in good faith pursuant to this Agreement, and Seller will indemnify Seller’s Representative from any Losses arising out of its serving as Seller’s Representative hereunder.  Seller’s Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of Seller hereunder, and Buyer agrees that it will not look to the personal assets of Seller’s Representative, acting in such capacity, for the satisfaction of any obligations to be performed by Seller hereunder.

10.4.3             Reliance.  Buyer may rely on any action taken by or on behalf of Seller’s Representative as an action being taken and authorized by Seller.

10.5           Entire Agreement.  This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

10.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each party hereto.

10.7           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

10.8           Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

10.9           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.

If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

10.10           Governing Law.  This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.11           Jurisdiction; Venue; Service of Process.

10.11.1             Jurisdiction.  Subject to the provisions of Sections 2.5.4 and 6.4.5, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of California or the United States District Court for the Central District of California for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

10.11.2             Venue.  Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in the state or federal courts located in Orange County, California.  Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

10.11.3             Service of Process.  Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by California law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

10.11.4             Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

10.12           Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.13           Certain Rules of Construction.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

[Remainder of Page is Intentionally Blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Asset Purchase Agreement as an agreement as of the date first above written.

BUYER:	AUXILIO, INC., a Nevada corporation

By:___________________________________

Name:

Title:

SELLER:	REDSPIN, INC., a California corporation

By:___________________________________

Name:

Title:

THE OWNERS (SEVERALLY AND
NOT JOINTLY AND SOLELY FOR THE LIMITED
PURPOSES SET FORTH IN SECTION 5.5 HEREOF): ________________________________
Daniel W. Berger

________________________________
John Abraham

THE SELLER’S REPRESENTATIVE:                                ________________________________
Daniel W. Berger

Exhibit A

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“Accounting Principles” is defined in Section 2.5.1.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Acquired Accounts” means the following bank accounts of Seller:  Account ending in 0279 at Business First Bank.

“Acquired Assets” means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of Seller or used in the operation of the Purchased Business, including, but not limited to:

(a)         All rights of Seller under Contractual Obligations listed on Schedule 3.11 (the “Transferred Leases”) and on Schedule 3.17(g) (collectively, the “Transferred Contracts”), provided that the Transferred Contracts shall exclude for all purposes under this Agreement all Contractual Obligations in respect of Debt;

(b)         All tangible personal property owned by Seller, wherever located, that is used or licensed, intended to be used, licensed or sold, or held for use, license or sale by or on behalf of Seller, whether such tangible personal property is then held by Seller, is in transit or is in the possession of a subcontractor, licensee, consignee, agent or other Person;

(c)         All inventory, wherever located, including finished goods, supply inventory, goods in transit, work in process, consignment inventory, raw materials and other inventory;

(d)         All Intellectual Property of Seller and all documentation and tangible materials embodying or disclosing the foregoing;

(e)         All accounts receivable of Seller and all other rights of Seller to receive payment and all rights in respect of prepaid items however evidenced, whether by notes, instruments, chattel paper or otherwise;

(f)         All rights of Seller under all Permits used or useful in connection with the operation of the Business and any and all pending applications relating to any of the foregoing (the “Transferred Permits”);

(g)         The Confidential Information;

(h)         All rights of Seller in, under and with respect to the insurance policies, contracts and coverages obtained by Seller or listing it as an insured party, a beneficiary or loss payee;

(i)         All rights of Seller under all confidentiality agreements pursuant to which any third party has agreed not to disclose any confidential or proprietary information of Seller;

(j)         All rights of Seller to and in respect of any telephone numbers, web-sites, e- mail addresses and Internet domain names registered in the name of Seller or any other names under which Seller conducts or has conducted business (including the name “Redspin” and any variations or derivatives thereof);

(k)         All claims, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, defenses, affirmative defenses, rights of defense, and rights of recoupment of Seller, excluding those related to Retained Liabilities and Taxes;

(l)         Any security deposit;

(m)         All Acquired Accounts;

(n)         All business and financial records, correspondence, lists (including all customer, distributor, supplier and mailing lists), drawings, notebooks, specifications and creative materials, whether written or electronically stored or however otherwise recorded, maintained or stored (including in each case all copies thereof and all rights in and to the information contained therein); and

(o)         All goodwill and other assets of Seller of every kind and description, tangible and intangible.

Notwithstanding anything to the contrary in this definition or Section 2.1.1, none of the foregoing property or assets described in this Section 2.1.1 shall include any Retained Assets.

“Acquired Intellectual Property” is defined in Section 3.12.1.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

“Agreement” is defined in the Preamble.

“Allocation Objections Statement” is defined in Section 2.6.

“Allocation Report” is defined in Section 2.6.

“Ancillary Agreements” means the Bill of Sale, the Assignment of Intellectual Property, the Assignment and Assumption Agreement, the Daniel Berger Employment Agreement, and the John Abraham Independent Contractor Agreement.

“Apportioned Taxes” is defined in Section 8.5.1.

“Arbitration Notice” is defined in Section 2.5.4.

“Assumed Liabilities” means (i) all Liabilities of Seller arising after the Closing under the Transferred Contracts, the Transferred Leases, the Transferred Permits, if and only if duly transferred or assigned to Buyer, other than any Liability in respect of any Transferred Contract, Transferred Lease or Transferred Permit, as applicable, arising out of or directly or indirectly relating to any breach, default or action or omission of Seller occurring prior to the Closing, and (ii) those trade payables and accrued wages (vacation accrual only) of Seller to the extent specifically included in the Final Working Capital Statement determined pursuant to Section 2.5.

“Business” is defined in the Recitals.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Business Employee” means each person who is a current part-time or full-time employee of Seller and who performs services primarily for the benefit of the Business and each independent contractor providing services to or on behalf of the Business.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Person” is defined in Section 6.1.1.

“Cash Purchase Price” is defined in Section 2.2.

“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.5.2.

“Closing Working Capital Statement” is defined in Section 2.5.2.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Plan” is defined in Section 3.15.2.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made directly or indirectly by Seller to such Person or Affiliates of such Person.

“Confidential Information”  means information concerning the Business or the affairs of Seller, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business or affairs of Seller, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for Seller containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by Seller.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Acquired Assets and the assignment and assumption of the Assumed Liabilities and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

 “Current Assets” means, with respect to the Purchased Business, (i) all accounts receivable that (1) have been outstanding for ninety (90) days or less as of the Closing Date, (2) as of the Closing Date are not uncollectible, as determined in a manner consistent with Seller’s past practices and (3) are collected no later than ninety (90) days after the Closing Date; (ii) any unbilled revenue (i.e., any work in process that has been fully performed but not yet billed); and (iii) the sum of the following items from the Estimated Balance Sheet: Paypal Account, Computers, Other Assets and Furniture and Fixtures.

“Current Liabilities” means, with respect to the Purchased Business, (i) all trade payables, excluding any Transaction Expenses; (ii) any deferred revenue (i.e., any work in process that has been billed before the related work has been fully performed); and (iii) any accrued wages (which includes vacation accrual only and excludes any accrued salary or hourly payroll or other compensation obligations).

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Disclosed Contract” is defined in Section 3.17.2.

“Dispute Notice” is defined in Section 2.5.3.

“Earn-out Amount” is defined in Section 2.9.1.

“Earn-out Objections Statement” is defined in Section 2.9.2.

“Earn-out Period” is defined in Section 2.9.1.

“Earn-out Ratio” is defined in Section 2.9.1.

“Earn-out Report” is defined in Section 2.9.2.

 “EBITDA” is defined, for purposes of Section 2.9.1 only, in Section 2.9.1.

“Employee Bonus Shares” is defined in Section 2.10.

“Employee Plan” is defined in Section 3.15.1.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Estimated Balance Sheet” is defined in Section 2.5.1.

“Estimated Working Capital Statement” is defined in Section 2.5.1.

“Excluded Liabilities” means any Liabilities not specifically assumed by Buyer under Section 2.1.3, including, but not limited to, the following Liabilities:

(a)         Any Liability of Seller under this Agreement or any Ancillary Agreement;

(b)         Any Liability of Seller arising out of, relating to or resulting from any Retained Asset;

(c)         Any Liability of Seller arising out of, relating to or resulting from any Debt of Seller;

(d)         any Liability for (i) Taxes arising out of, relating to, or in respect of the Business or the Acquired Assets for any taxable period or portion thereof ending on or prior to the Closing Date, (ii) Taxes of or imposed on Seller or any of its Affiliates for any taxable period, (iii) Transfer Taxes, and (iv) the Apportioned Taxes for which Seller is liable pursuant to Section 8.5.1;

(e)         any Liability of Seller that becomes a Liability of Buyer under any applicable bulk sales law (or similar law) of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law;

(f)         Any Transaction Expenses of Seller;

(g)         Any Liability of Seller for any breach or default by Seller under any of its Contractual Obligations, leases, insurance policies or Permits;

(h)         Any Liability of Seller for any violation of, or non-compliance with, any Legal Requirement by Seller (including any violation of Environmental Laws);

(i)         Any Liability of Seller to any present or former holder of any of Seller’s Equity Interests or to any of its present or former directors, officers or employees (including any Liability to indemnify any such Person by reason of the fact that such Person was a director, officer or employee of any Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another Person);

(j)         Any Liability of Seller to any of its employees or independent contractors arising out of change of control agreements, stay-pay agreements, severance agreements or arrangements, special retention bonus arrangements, sales bonus arrangements or other special compensation (including any such Liability incurred in connection with the making and performance of this Agreement and consummation of the transactions contemplated hereby);

(k)         any Liability for making payments or providing benefits of any kind to the employees or former employees of Seller in respect of work-related employee injuries or worker’s compensation claims or similar claims arising out of occurrences prior to the Closing;

(l)         Any Liability of Seller arising under, out of or with respect to any Contractual Obligation, real property lease, Permit, insurance policy, or Employee Plan (other than Liabilities under the Transferred Contracts, or Transferred Leases, Transferred Permits that are Assumed Liabilities);

(m)         Any Liability of Seller in respect of bodily injury, personal injury or property damage;

(n)         Any Liability of Seller to indemnify or contribute to the damages suffered by any other Person for Liabilities arising out of events occurring prior to the Closing Date; and

(o)         Any Liability of Seller to indemnify any third party in connection with Seller’s disposition of any formerly owned Subsidiary, operating business, material asset or property or discontinued operation;

(p)         Any Liability arising out of, relating to or resulting from any dividend or other distribution authorized or declared by Seller with respect to its Equity Interests;

(q)         Any Liability arising out of, relating to or resulting from any defect in any products or services, any claim for replacement or repair of any products or services or any failure of any products or services to meet required specifications, to the extent such products or services were sold or performed prior to the Closing; and

(r)         Any other Liability that is not an Assumed Liability.

“Final Working Capital” means the Working Capital, as finally determined pursuant to Sections 2.5.2  through 2.5.4.

“Financials” is defined in Section 3.6.1(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time or consistent with past practices.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Gross Revenue” is defined in Section 2.9.1.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” is defined in Section 3.16.

“Holdback Amount” is defined in Section 2.4(a).

“Inbound IP Agreement” is defined in Section 3.12.3

“Indemnity Deductible” is defined in Section 6.1.2.

“Indemnity Cap” is defined in Section 6.1.2.

“Indemnity Claim” means a claim for indemnity under Section 6.1 or 6.2, as the case may be.

“Indemnity Holdback Account” is defined in Section 2.4(a) and shall be a separate account opened and administered by Buyer which account shall have a single purpose of holding the Indemnity Holdback Amount pursuant to the terms of this Agreement.

“Indemnity Holdback Amount” is defined in Section 2.4(a) and shall be held by Buyer for the purposes stated in this Agreement for a period of fifteen (15) months, after which such amount will be released to Seller, unless earlier released to satisfy an Indemnity Claim.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 6.1 or 6.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, Buyer Indemnified Person or Seller Indemnified Person under Section 6.1 or 6.2, as the case may be, against whom such claim is asserted.

“Initial Shares” is defined in Section 2.2.

“Initial Share Price” is defined in Section 2.2.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, however denominated, throughout the world, including all rights and interests pertaining to or deriving from:

(a)         patents and patent applications (including design patents), as well as any reissues, continuations, divisions, extensions or reexaminations thereof;

(b)         copyrights, copyrightable works, proprietary designs, mask work rights and applications for registration thereof;

(c)         Confidential Information, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data and information, databases, formulae, research and development data and computer software or firmware;

(d)         trademarks, trade names, service marks, service names, brands, corporate names, proprietary logos, trade dress and logos, internet domain names and registrations and applications for registration thereof, together with all of the goodwill and activities associated therewith;

(e)         domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(f)         any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing and all rights thereunder; and

(g)         all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Interim Financials” is defined in Section 3.6.1(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person, including, without limitation, any liabilities of Seller relating to Taxes.

“Liability Policies” is defined in Section 3.23.

“Losses” is defined in Section 6.1.1.

“Material Adverse Effect” means any change or effect that is, or could reasonably be expected to be, materially adverse to the Business, assets, Liabilities, financial condition or results of operations of Seller, taken as a whole, disregarding any changes or effects to the extent they arise out of (i) a deterioration in the economy in general in the United States or any state or locality in which Seller conducts business or a deterioration in the industry in which Seller participates, so long as any such deterioration does not have a disproportionate impact on Seller, (ii) United States or global financial or securities markets or conditions or any act(s) of terrorism, similar calamity or war, (iii) changes in applicable Legal Requirements or GAAP, (iv) the execution and delivery of this Agreement or the announcement of the Contemplated Transaction or the identity of Buyer, or (v) any action taken by Seller with Buyer’s consent or the taking of any action expressly required by this Agreement.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“Nonassigned Asset” is defined in Section 2.7.2.

“Offer Employees” is defined in Section 5.6.

“Off-the-Shelf-Software” means commercial software obtained from a third party on general commercial terms that continues to be widely available on such commercial terms that (i) had a retail value of $10,000 or less, (ii) is not material to the conduct of the Business, (iii) is used for business infrastructure or other internal purposes, and (iv) is not distributed with or incorporated in any Seller’s products, or necessary for use or development of Seller’s products.

“One-Time Employee Bonus Amount” is defined in Section 2.10.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency and standard employment policies and past practices with respect to management of cash and working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outbound IP Agreement” is defined in Section 3.12.3

“Owned Real Property” is defined in Section 3.11.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens are not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect and (f) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Purchased Business” means the portion of the Business consisting of the Acquired Assets and the Assumed Liabilities, and excluding the Retained Assets and the Excluded Liabilities.

“Real Property” is defined in Section 3.11.

“Real Property Leases” is defined in Section 3.11.

“Referee” is defined in Section 2.5.4(a).

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Assets” means the following assets, properties and rights:

(a)         All rights of Seller under this Agreement and any Ancillary Agreement;

(b)         All rights in, under and with respect to the assets, any administrative service contracts or funding arrangements associated with any Employee Plan other than a Transferred Plan;

(c)         All rights in and under Permits and insurance policies which are not transferrable to Buyer;

(d)         All Contractual Obligations with respect to any right of any Person to acquire any capital stock or other direct or indirect ownership interest in Seller;

(e)         All corporate seals, minute books, charter documents, corporate stock record books, registers of other securities, copies of original tax and financial records (the originals of which will be delivered to Buyer as part of the Acquired Assets to the extent related to the Acquired Assets) of Seller, and such other books and records as pertain only to the organization, existence, attorney-client privileged materials relating to the Contemplated Transaction, share capitalization or debt financing of Seller; and

(f)         All cash, cash equivalents, money market funds and mutual funds in Seller’s bank and other depository accounts and other than the Acquired Accounts, including all interest and dividends receivable with respect thereto.

 “Seller’s Representative” means Daniel W. Berger, as representative for Seller and the stockholders.  In the event Seller’s Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, those Persons owning a majority of the Equity Interests of Seller shall select another representative to fill such vacancy and such substituted representative shall be deemed to be Seller’s Representative for all purposes under this Agreement.

“Seller” is defined in the Preamble.

“Seller’s Knowledge” means the actual knowledge of Daniel Berger and John Abraham.

“Seller Indemnified Person” is defined in Section 6.2.1.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat or unclaimed property obligation, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax allocation or tax indemnification agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.

“Tax Clearance Certificates” is defined in Section 5.12.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” is defined in Section 6.4.1.

“Transaction Expenses” is defined in Section 5.1.

“Transfer Taxes” is defined in Section 8.2.

“Transferred Contracts” is defined in the definition of “Acquired Assets”.

 “Transferred Leases” is defined in the definition of “Acquired Assets”.

“Transferring Employees” is defined in Section 5.6(a).

“Unaudited Financials” is defined in Section 3.6.1(a).

“Treasury Regulations” means the temporary or final regulations promulgated under the Code.

“Working Capital” means (i) the Current Assets of Seller less (ii) the Current Liabilities of the Purchased Business, in each case, as determined in a manner consistent with past practices and excluding cash and cash equivalents, Debt and Tax assets and liabilities.

“Working Capital Shortfall Amount” is defined in Section 2.5.5(b).

“Working Capital Statement” is defined in Section 2.5.1.

“Working Capital Target” means $0.00.

Exhibit B

Form of Bill of Sale

GENERAL ASSIGNMENT AND BILL OF SALE

1.           Sale and Transfer of Acquired Assets.  For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 2.4(b) of that certain Asset Purchase Agreement dated as of March __, 2015 (the “Purchase Agreement”), to which Redspin, Inc., a California corporation (the “Seller”), and Auxilio, Inc., a Nevada corporation (the “Buyer”), are parties, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Buyer and its successors and assigns, effective as of ______:______ ______.m. (PST time) on ,  2015 (the “Effective Time”), all of Seller’s right, title and interest in and to all of the Acquired Assets (as defined in the Purchase Agreement). Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.           Further Actions.  Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Acquired Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer’s title to the Acquired Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Acquired Assets, all at the sole cost and expense of Seller.

3.           Power of Attorney.  Without limiting Section 2 hereof, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a)           to demand, receive and collect any and all of the Acquired Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)           to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Acquired Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)           to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Acquired Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same.

Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

B-1

4.           Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including but not limited to Seller’s representations, warranties, covenants, agreements and indemnities relating to the Acquired Assets, are incorporated herein by this reference.  Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

*           *           *           *           *

IN WITNESS WHEREOF, Seller has executed this General Assignment and Bill of Sale as of , 2015.

REDSPIN, INC., a California corporation

By:

Title:

B-2

Exhibit C

Form of Assignment of Intellectual Property

ACQUIRED INTELLECTUAL PROPERTY  ASSIGNMENT

This Acquired Intellectual Property Assignment (this “Assignment”), made this __ day of , 2015, is by and between Redspin, Inc., a California corporation (“Assignor”), and Auxilio, Inc., a Nevada corporation (hereinafter “Assignee”).

WHEREAS, Assignor and, Assignee among others, are parties to an Asset Purchase Agreement dated as of the __ day of March, 2015 (the “Purchase Agreement”), providing, subject to the terms and conditions set forth therein, for the sale, transfer, assignment, conveyance and delivery by Assignor to Assignee of all of Assignor’s right, title and interest in and to certain assets of Assignor as set forth in the Purchase Agreement, including all Acquired Intellectual Property  (as such term is defined in the Purchase Agreement), owned by the Assignor and used or held for use in or relating to the operation of the Business (as such term is defined in the Purchase Agreement);

WHEREAS, the Acquired Intellectual Property is part of the Acquired Assets (as such term is defined in the Purchase Agreement), and, in accordance with the Purchase Agreement, Assignee desires to acquire the Acquired Intellectual Property, including,

NOW, THEREFORE, for good and valuable consideration provided for in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby irrevocably conveys, transfers and assigns to Assignee, its successors and assigns, all of Assignor’s worldwide right, title and interest in and to the Acquired Intellectual Property, including without limitation all patent, trade secret, copyright and other artistic, literary and moral rights, database, mask work, trademark, service mark, trade dress right and domain name rights and all goodwill associated therewith, and all other intellectual property and proprietary rights, in any of the foregoing.

Assignor further assigns to Assignee all of Assignor’s rights (i) in and to causes of action and enforcement rights associated with the Acquired Intellectual Property, including, without limitation, all rights to pursue damages, injunctive relief and other remedies for past and future infringement or other violation of the Acquired Intellectual Property, and (ii) to apply in any or all countries of the world for patent, trademark and copyright protection for the Acquired Intellectual Property.

Assignor agrees that it will, at Assignee’s expense, place each of the domain names in “unlocked” status and provide to Assignee the applicable internet domain name registrars’ transfer authorization codes for each of its domain names or any required information to effectuate the transfer of Assignor’s right, title, and interest in the same (including all account login and password information) to Assignee and do all things necessary, proper or advisable to reasonably assist Assignee in transferring such domain names.

Nothing in this Assignment, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity, other than the parties to this Assignment, any rights, remedies, obligations or liabilities.

This Assignment shall bind and inure to Assignee and Assignor and their respective successors and assigns.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same.

In the event of a conflict between this Assignment and the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Acquired Intellectual Property  Assignment to be executed as of the date first set forth above.

REDSPIN, INC.

By: _______________________________

Name:_____________________________

Title:  ____________________________

Acknowledged and Agreed:

AUXILIO, INC.

By: _______________________________

Name:_____________________________

Title:           ____________________________

Exhibit D

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is made and entered into as of , 2015, by and between Redspin, Inc., a California corporation (“Assignor”), and Auxilio, Inc., a Nevada corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of March __, 2015 (the “Purchase Agreement”), pursuant to which Assignee has agreed to purchase from Assignor the Acquired Assets (as defined in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein, and this Assignment and Assumption is contemplated by Section 2.4(d) of the Purchase Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.           Assignment and Assumption.  Effective as of ______:______ ______.m.  (______ time) on  , 2015 (the “Effective Time”), Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to, and all of Assignor’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities, Transferred Contracts and Transferred Leases. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities, Transferred Contracts and Transferred Leases. Assignee assumes no Excluded Liabilities, and the parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility of Assignor.

3.           Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including but not limited to Assignor’s representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities, Transferred Contracts and Transferred Leases, are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

D-1

4.           Further Actions.  Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNEE:	AUXILIO, INC., a Nevada corporation

By:
Name:
Title:

ASSIGNOR:	REDSPIN, INC., a California corporation

By:
Name:
Title:

D-2

Exhibit E

Financial Statements

E-1

Exhibit F

Form of Daniel Berger Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of ___________, 2015 (“Effective Date”), by and between AUXILIO, Inc., a Nevada corporation (“Company”) and Daniel Berger (“Employee”).  This Agreement is entered into pursuant to a transaction contemplated by that certain Purchase Agreement (as defined below) wherein the Company purchased all or substantially all of the assets of Redspin, Inc., a California corporation, and all references to the “Company” include the Company, its wholly owned subsidiaries Auxilio Solutions, Inc. and Delphiis, Inc., each a California Corporation, and any other entity, if any, that holds or utilizes the assets purchased pursuant to the Purchase Agreement.

The parties agree as follows:

1.           Employment.  Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.  Employee acknowledges and agrees that Employee’s employment relationship with the Company commencing as of the Effective Date shall be “at will.”  This Agreement does not in any way alter Employee’s “at-will” status or limit Company’s or Employee’s right to terminate Employee’s employment with Company at any time, with or without cause.

2.           Duties.

2.1           Position.  Employee is employed as Executive Vice President and shall have the duties and responsibilities assigned by the Company’s Chief Executive Officer, as may be reasonably assigned from time to time.  Employee shall perform faithfully and diligently all duties assigned to Employee.  Company reserves the right to modify Employee’s duties at any time in its sole and absolute discretion.

2.2           Best Efforts/Full-time.  Employee will expend Employee’s best efforts on behalf of Company and its subsidiaries, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Employee will act in the best interest of Company at all times.  Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company, unless Employee notifies the Chief Executive Officer in advance of Employee’s intent to engage in other paid work and receives the express written consent to do so.

3.           Term.

3.1           Initial Term.  The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing until [Date that is two years from Closing], 2017 (“Initial Term”), unless sooner terminated in accordance with paragraph 7 below.

3.2           Renewal.  On completion of the Initial Term specified in subparagraph 3.1 above, this Agreement will automatically renew for subsequent twelve (12) month terms unless either party provides advance written notice to the other that such party does not wish to renew the Agreement for a subsequent twelve (12) months.  In the event either party gives notice of nonrenewal pursuant to this subparagraph 3.2, this Agreement will expire at the end of the current term.

4.           Compensation.

4.1           Base Salary.  As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an initial Base Salary (the “Base Salary”) of $250,000, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will be entitled to receive Employee’s Base Salary prorated to the date of termination.

4.2           Incentive Compensation.  Employee will be eligible to earn incentive compensation in accordance with the provisions set forth in Exhibit A. Further, Employee may be eligible for additional equity compensation from time to time as determined by Company’s Board of Directors and Chief Executive Officer.  Company agrees to a conduct a performance review of Employee within six (6) months of the Effective Date.  Subject to the results of such performance review, as well as the determination of Company’s Board of Directors, Company will work with Employee to develop a three (3) year incentive plan which includes the grant of a minimum of 300,000 performance-based options.

5.           Customary Fringe Benefits.  Employee will be eligible for all customary and usual fringe benefits generally available to executives of Company, subject to the terms and conditions of Company’s benefit plan documents, including paid vacation time consistent with other executives.  The Company will also take into consideration Employee’s tenure as an executive of Redspin, Inc.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6.           Business Expenses.  Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.           Termination of Employee’s Employment.

7.1           Termination for Cause by Company.  Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause.  For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of Company that results in material harm to the Company; (b) Employee’s material breach of this Agreement; and (c) Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony other than an automotive related felony  In the event Employee’s employment is terminated in accordance with this Section 7.1, Employee shall be entitled to receive Employee’s Base Salary prorated to the date of termination.   All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished and  Employee will not be entitled to receive the Severance Payment described in Section 7.3 below.

7.2           Termination as a Result of Employee’s Death or Disability.  Employee’s employment hereunder shall terminate automatically upon Employee’s death and may be terminated by the Company upon Employee’s Disability (as hereinafter defined).  If Employee’s employment hereunder is terminated by reason of Employee’s Disability or death, Employee’s (or Employee’s estate’s) right to benefits under this Agreement will terminate as of the date of such termination and all of Company’s obligations hereunder shall immediately cease and terminate, except that Employee or Employee’s estate, as the case may be, will be entitled to receive accrued Base Salary and benefits through the date of termination.  As used herein, “Disability” shall have the meaning set forth in any long-term disability plan in which Employee participates, and in the absence thereof shall mean the determination in good faith by the Company’s board of directors (or comparable governing body) that, due to physical or mental illness, Employee shall have failed to perform his duties on a full-time basis hereunder for one hundred eighty (180) consecutive days and shall not have returned to the performance of his duties hereunder on a full-time basis before the end of such period, and if Disability has occurred termination shall occur within thirty (30) days after written notice of termination is given (which notice may be given before the end of the one hundred eighty (180) day period described above so as to cause termination of employment to occur as early as the last day of such period).

7.3           Termination Without Cause by Company; Change of Control.

(a)           Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Employee for any reason or no reason , other than as a result of Employee’s death or Disability or for Cause.  In the event of (i) such termination without Cause, or (ii) in the event of the termination of Employee without Cause following a “Change of Control” (as defined in Section 7.3(b) below), Employee will receive the Base Salary then in effect, prorated to the date of termination, and a “Severance Payment” equivalent to payment of compensation for an additional six (6) months, payable in accordance with Company’s regular payroll cycle or lump sum, provided that Employee:  (i)  complies with all surviving provisions of this Agreement as specified in Section 13.8 below; and (ii) executes a mutually acceptable separation agreement which includes a full general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee’s employment or termination of employment with Company.

(b)           As used herein, “Change of Control” means:  (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; or (iii) a reverse merger in which the Company is the surviving entity but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity.

(c)           In the event that the benefits provided to Employee under this Agreement, and any other agreements, plans or arrangements to which Employee may be a party with the Company, cause Employee to incur an excise tax under Section 4999 of the Internal Revenue Code of 1986 or any corresponding provisions of applicable state tax law in connection with a Change of Control, then the Company will pay Employee an additional amount sufficient to reimburse Employee for (i) the excise tax imposed on such benefits, and (ii) the federal and state income, employment and excise taxes, determined on a fully “grossed-up” basis, imposed on the benefits payments provided.  The Company shall be entitled to withhold from the payment required hereunder such taxes as it may be required to withhold under applicable tax law, and any such withheld taxes shall be treated as paid to Employee hereunder.

7.4           Voluntary Resignation by Employee Without Good Reason.  Employee may voluntarily resign Employee’s position with Company without Good Reason, at any time after the Initial Term, on thirty (30) days’ advance written notice.  In the event of Employee’s resignation without Good Reason, Employee will be entitled to receive only the Base Salary for the thirty-day notice period and no other amount for the remaining months of the current term, if any.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  In addition, executive will not be entitled to receive the Severance Payment described in subparagraph 7.3 above.

7.5           Termination of Employment Upon Nonrenewal.  In the event either party decides not to renew this Agreement for a subsequent twelve (12) months in accordance with subparagraph 3.2 above, the Agreement will expire, Employee’s employment with Company will terminate and Employee will only be entitled to Employee’s Base Salary paid through the last day of the current term. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  Employee will not be entitled to the Severance Payment described in Section 7.3 above.

7.6           Voluntary Resignation by Employee for Good Reason.  Employee may voluntarily resign Employee’s position with Company for Good Reason, at any time on thirty (30) days’ advance written notice.  In the event of Employee’s resignation for Good Reason, Employee will be entitled to receive the Base Salary to which Employee is entitled for the remainder of the then-current term, and the Severance Payment described in Section 7.3(a), subject to the terms and conditions of Section 7.3(a).  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

Employee will be deemed to have resigned for Good Reason in the following circumstances: (i) the Company reduces the amount of the Base Salary by more than ten percent (10%) (as in effect on the date hereof and as the same may be increased from time to time), unless such reduction in salary or incentive compensation proportionally affects all executives of the Company, (ii) the Company changes Employee’s place of work to a location more than thirty (30) miles from the location in which Employee is providing services on the date of this Agreement without Employee’s prior consent, or (iii) any other material breach by the Company (or its successors) of this Agreement.

8.           No Conflict of Interest.  During the term of Employee’s employment with Company and during any period Employee is receiving payments from Company, Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board of Directors in its sole discretion.  If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Employee to choose to discontinue the other work or resign employment with Company.  If the Board of Directors believes such a conflict exists during any period in which Employee is receiving payments pursuant to this Agreement, the Board of Directors may ask Employee to choose to discontinue the other work or forfeit the remaining severance payments.  In addition, Employee agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Employee’s employment and during any period in which Employee is receiving payments from Company pursuant to this Agreement.

9.           Confidentiality and Proprietary Rights.  Employee agrees to read, sign and abide by Company’s Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

10.           Non-Solicitation; Non-Competition.   Employee and the Company understand and agree that the purpose of this Section 10 is solely to protect Company’s legitimate business interests, including, but not limited to confidential information and trade secrets, partner relationships and goodwill, and the Company’s competitive advantage within the health care provider industry in the operation of the Business or provision of Services (each as hereinafter defined).  This Section 10 is not intended to impair, nor will it impair, Employee’s ability or right to work or earn a living.  Employee and Company further understand and agree that this Section 10 represents an important element of this Agreement, and is a material inducement to Company entering into this Agreement, without which Company would not have entered into this Agreement and the Purchase Agreement (as hereinafter defined).

10.1           Nonsolicitation of Customers or Prospects.  Employee acknowledges that information about Company’s customers and business methods is confidential and constitutes trade secrets and is essential to the goodwill of the Company.  Accordingly, Employee agrees that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.  For purposes of this Agreement, “prospects” shall mean opportunities that both Company and Employee are aware of and that are being pursued by Redspin, Inc. or Company.

10.2           Nonsolicitation of Company’s Personnel.  Employee agrees that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees, consultants or independent contractors or causing others to solicit or encourage any of Company’s employees, consultants or independent contractors to discontinue their employment or relationship with Company.

10.3           Non-Competition.  Employee agrees that during the term of this Agreement, and for a period of three (3) years after earlier of (i) the expiration of the Initial Term of this Agreement, (ii) such time as the Company has terminated Employee’s employment hereunder without Cause, or (iii) Employee has terminated Employee’s employment hereunder for Good Reason: Employee shall not, directly or indirectly: (A) perform services in the information security assessment business, the health care managed print services business, any other business in which the Company engages during the term of this Agreement, or any other business in which Redspin, Inc. and/or its affiliates was engaged at any time during the three (3) years prior to the Effective Date (the “Business”) anywhere in the United States of America (the “Restricted Territory”), including providing funds for the same; (B) provide services routinely performed for customers or clients (“Customers”) (directly or indirectly) in the operation of the Business (“Services”) in the Restricted Territory; (C) solicit any customer of the Business for purposes of providing Services; (D) accept as a customer any Customer for purposes of providing Services; (E) induce or attempt to induce any employee of the Company to terminate his or her employment with the Company; (F) employ, or engage as an independent contractor, any employee of the Company; (G) interfere with the business relationship between a Customer or employee and the Company; or (H) encourage any person to engage in any of the foregoing activities, including but not limited to providing financing, directly or indirectly, for any of the foregoing activities; provided, however, that the foregoing will not restrict the ability of the Employee to purchase or otherwise acquire up to two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

10.4           Reasonable Restrictions.  Employee hereby agrees that the covenants in this Agreement are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by the Company and the substantial knowledge and goodwill Employee has acquired with respect to the Business.  Notwithstanding the foregoing, in the event that at the time of enforcement of any provision of this Section 10.4 a court or other tribunal will hold that the restrictions in this Section 10.4 are unreasonable or unenforceable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  The period of any restriction set forth in this Section 10 shall be extended by any period of time that Employee is or has been found to be in breach of any provision in this Section 10.

10.5           Purchase Agreement.  This Agreement is entered into in connection with that certain Asset Purchase Agreement dated as of _______, 2015 among the Auxilio, Inc., Redspin, Inc. and certain owners of Redspin, Inc. (the “Purchase Agreement”).  Employee acknowledges that the foregoing covenants (i) are reasonable in their duration and scope and (ii) are of material importance to the Company, which would not have entered into the transactions contemplated by the Purchase Agreement, but for obtaining such covenants from the Employee. Notwithstanding the foregoing, however, Company is not entitled to offset from amounts due Employee under this Agreement, any amounts owed by Employee to Company pursuant to the Purchase Agreement or otherwise.

11.           Injunctive Relief.  Employee acknowledges that Employee’s breach of the covenants contained in Sections 8-10 would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12.           Agreement to Arbitrate.  To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  Claims for workers’ compensation, unemployment insurance benefits and Company’s right to obtain injunctive relief pursuant to paragraph 11 above are excluded.  For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Company.

12.1           Consideration.   The mutual promise by Company and Employee to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2           Initiation of Arbitration.  Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3           Arbitration Procedure.  The arbitration will be conducted in Irvine, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court.  The parties agree to abide by and perform any award rendered by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction thereof.

12.4           Costs of Arbitration.  Each party shall bear one-half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

13.           General Provisions.

13.1           Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

13.2           Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3           Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4           Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5           Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.  Each party consents to the jurisdiction and venue of the state or federal courts in Irvine, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8           Survival.  Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (Non-solicitation; Non-competition), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

14.           Entire Agreement.  This Agreement, including the Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference, and the Purchase Agreement, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Employee and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW, EFFECTIVE AS OF THE EFFECTIVE DATE.

Dated: __________________________	__________________________
__________________________
__________________________
Employee

Dated: __________________________	By __________________________
Joseph Flynn
President and Chief Executive Officer
AUXILIO, Inc.

EXHIBIT A

INCENTIVE COMPENSATION

Employee is eligible for an annual bonus of up $100,000 per year based on targets proposed by the Company’s Board of Directors.

Notwithstanding the foregoing, Employee is guaranteed a bonus of $100,000 for the first year of the Initial Term.

Exhibit G

Form of John Abraham Independent Contractor Agreement

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT, consisting of the terms and conditions set forth below and in the attached Addendum, which is incorporated into and made a part hereof by this reference (the “Agreement”), is made by and between Auxilio, Inc., a Nevada corporation, having its principal place of business at 26300 La Alameda, Suite 100, Mission Viejo, CA 92691 (“Company”), and John Abraham, an individual, [Full Address] (“Contractor”).  This Agreement shall be effective on the _____day of ________, 2015 (the “Effective Date”).  This Agreement is entered into pursuant to a transaction contemplated by the Purchase Agreement (as defined below) wherein the Company purchased all or substantially all of the assets of Redspin, Inc., a California corporation, and all references to the “Company” include the Company, its wholly owned subsidiaries Auxilio Solutions, Inc. and Delphiis, Inc., each a California Corporation, and any other entity, if any, that holds or utilizes the assets purchased pursuant to the Purchase Agreement.

I.
Independent Contractor Engagement and Services.  The Company hereby retains the services of Contractor to perform the work/projects/assignments described in Addendum A, as well as such other work/projects/assignments that the Company may assign during the term of this Agreement, subject to all of the following terms and conditions:

A.
Standards.  All projects/assignments assigned to Contractor shall be completed to the satisfaction of the Company and shall reflect first class workmanship in every detail.  All materials and equipment supplied by Contractor shall be new, free from all defects, fully suitable for their intended purpose, and in conformity with the standards and specifications established by the Company or necessary for proper completion of all assigned projects/assignments.

B.
Skill and Ability.  Contractor represents that it possesses and will utilize the skill, ability, experience, equipment, materials, and availability necessary to properly and fully complete the assigned projects/assignments.

II.
Term of Agreement and Termination.  This Agreement shall be effective as of the Effective Date and shall continue for a period of two (2) years, unless terminated sooner pursuant to the following conditions:

A.	Either Contractor or the Company may terminate this Agreement immediately for Cause, including any breach or default of this Agreement;

B.	If Company dissolves and/or ceases to do business, and this Agreement is not assigned or transferred by Company to a successor in interest; and

C.	Upon the death or disability of Contractor.

For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Contractor with respect to Contractor’s obligations or otherwise relating to the business of Company; (b) Contractor’s material breach of this Agreement; and (c) Contractor’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude.

III.           Compensation.

A.	Compensation. In consideration for all services rendered under this Agreement, the Company shall pay Contractor a fee as described in Addendum A of this Agreement.

B.
Expense Reimbursement, Benefits, or Insurance.  The Company shall reimburse Contractor its actual out-of-pocket expenses as reasonably incurred by Contractor in connection with the performance of Services under this Agreement to the extent such expenses have been approved in advance by management of the Company. The Company shall not be required to reimburse any expenses not pre-approved in writing.  Except as set forth herein, Contractor shall not be entitled to any benefit which may be provided to any employee of the Company, such as paid sick leave, holiday pay, vacation pay, or life or disability insurance.  Furthermore, Contractor understands and agrees that Contractor is not eligible to receive workers’ compensation benefits in the event an injury, illness, or accident occurs while Contractor or its employees are performing services for the Company.  Notwithstanding the foregoing, Company will reimburse Contractor up to $1,000 per month, for payments of Contractor’s medical insurance premiums.

IV.           Status, Taxes, Licenses, Insurance, Risk Assumption, Accounting, Indemnification.

A.
Independent Contractor.  Contractor is and at all times during the term of this Agreement shall remain an independent contractor.  Contractor shall operate strictly as an independent contractor and not as an agent or employee of Company.  As such, Contractor shall have sole control over the manner and means of performing the services outlined in Paragraph I. above and Addendum A attached hereto.  Nothing in this Agreement or in any subsequent modification hereto shall be interpreted to create any relationship of employer/employee, principal/agent, partnership, or joint venture.  Contractor shall have no authority to obligate, commit or bind the Company in any manner whatsoever, and the Company shall have no liability to Contractor or to others for any acts or omissions of Contractor.

B.
Taxes.  Contractor shall be solely responsible for, and Company shall have no obligation to withhold or pay, any income, social security, unemployment, disability, or other taxes on amounts due or payable under this Agreement.

C.
Licenses and Permits.  Contractor represents that it possesses or will obtain all necessary or appropriate licenses, certificates, and permits required by any governmental authority to perform the work assigned under this Agreement, and that it will comply fully with all applicable laws and regulations in performing the work assigned under this Agreement.

D.
Insurance.  At all times during the performance of this Agreement, Contractor shall be solely responsible for securing and maintaining adequate workers’ compensation insurance for itself and its employees as required by all applicable workers’ compensation laws as well as comprehensive general liability and automobile liability insurance with a combined single liability limit of not less than $500,000 per occurrence.  Contractor shall provide Company with satisfactory certificates of insurance indicating that all such forms of insurance are in effect at the time this Agreement takes effect, and shall give the Company thirty (30) days written notice before any such insurance is cancelled or modified.

E.
Assumption of Risk.  Contractor represents that it has inspected the premises and equipment on which it shall render its services, and Contractor is aware of and hereby assumes all risk of injury or delay that may result from any condition or hazard, known or unknown, arising from the performance of this Agreement.

F.
Accountings.  Periodically, upon request, and at the time of termination Contractor shall render an accurate accounting to the Company of all services rendered or business transacted under this Agreement.

G.
Indemnification.  Contractor shall defend, indemnify, and hold harmless the Company and its directors, officers, employees, agents, and contractors from any and all claims, losses, liabilities, suits, by third parties or expenses relative thereto arising from Contractor’s performance or default of this Agreement. However, Contractor shall not be liable nor indemnify Company in the event such claims, losses, liabilities, suits or expenses were caused by the sole and gross negligence or willful misconduct of Company. Should Contractor’s negligence and any negligence of Company and/or others combine to cause claims, losses, liabilities, suits or expenses, then Contractor will be responsible and indemnify Company in a pro rata share as Contractor’s negligence bears to the negligence of all parties.

V.           Company Property, Confidentiality, Proprietary Information, Non-Interference.

A.
Company Property.  Contractor shall exercise the highest level of due care in using and handling property or equipment of the Company.  Upon conclusion of its services for any reason, Contractor shall immediately gather up and return all property of the Company in its possession or under its control, including but not limited to the confidential and proprietary information referred to in this Agreement and all copies thereof in whatever form.

B.
Confidentiality.  Contractor acknowledges that it may have access to information in various formats concerning the Company and its business plans, products, finances, sales and marketing, prices and costs, personnel, customers, vendors, and employees, all of which the Company considers highly confidential whether or not the information is so marked.  Contractor agrees to keep all such information strictly confidential, and not disclose, use or exploit it for any purpose other than with the Company’s approval in the course of performing the services encompassed by this Agreement.

C.
Proprietary Information.  Contractor agrees that all trade secrets, patents, copyrights, and other proprietary information, as well as any inventions, discoveries, and improvements, that Contractor creates or contributes to during the course of rendering services to the Company shall be the sole property of the Company, and Contractor hereby assigns and transfers all right, title, and interest it may have in any such trade secrets, patents, copyrights, proprietary information, inventions, discoveries, and improvements to the Company.  Contractor shall keep and provide the Company with accurate records of all services rendered.  Contractor shall cooperate with Company in obtaining patents, copyrights, or other legal protection under this Agreement, and hereby authorizes the Company to act as Contractor’s agent for such purposes if Contractor should become incapacitated for any reason.

D.
Interference With Company Business.  To the extent it is necessary for Contractor to perform services under this Agreement on the premises or equipment of the Company, Contractor shall not unduly interfere with the Company’s business operations and shall leave the premises and equipment clean and in working order upon completion of work.

VI.           Non-Solicitation; Non-Competition.  Contractor and the Company understand and agree that the purpose of this Section VI is solely to protect Company’s legitimate business interests, including, but not limited to confidential information and trade secrets, partner relationships and goodwill, and the Company’s competitive advantage in the operation of the Business or provision of Services (each as hereinafter defined).  This Section VI is not intended to impair, nor will it impair, Contractor’s ability or right to work or earn a living.  Contractor and Company further understand and agree that this Section VI represents an important element of this Agreement, and is a material inducement to Company entering into this Agreement, without which Company would not have entered into this Agreement or the Purchase Agreement (as hereinafter defined).

A.
Nonsolicitation of Customers or Prospects.  Contractor acknowledges that information about Company’s customers and business methods is confidential and constitutes trade secrets.  Accordingly, Contractor agrees that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, Contractor will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.  For purposes of this Agreement, “prospects” shall mean opportunities that both Company and Contractor are aware of and that are being pursued by Redspin, Inc. or the Company.

B.
Nonsolicitation of Company’s Employees.  Contractor agrees that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, Contractor will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or independent contractors, or causing others to solicit or encourage any of Company’s employees or independent contractors to discontinue their employment with Company.

C.
Non-Competition.  Contractor agrees that during the term of this Agreement and for a period of three (3) years after termination of this Agreement: Contractor shall not, directly or indirectly: (A) perform services in the health care information security assessment business, the health care managed print services business (the “Business”) anywhere in the United States of America (the “Restricted Territory”), including providing funds for the same; (B) perform services for any customer or client of Redspin, Inc. and/or its affiliates that Redspin, Inc. and/or its affiliates performed services (such services, the “Services”) for at any time during the three (3) years prior to the Effective Date (such customers or clients, the “Customers”) in the Restricted Territory; (C) solicit any customer of the Business for purposes of providing Services; (D) accept as a customer any Customer for purposes of providing Services; (E) induce or attempt to induce any employee of the Company to terminate his or her employment with the Company; (F) employ, or engage as an independent contractor, any employee of the Company; (G) interfere with the business relationship between a Customer or employee and the Company; or (H) encourage any person to engage in any of the foregoing activities, including but not limited to providing financing, directly or indirectly, for any of the foregoing activities; provided, however, that the foregoing will not restrict the ability of the Contractor to purchase or otherwise acquire up to two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

D.
Reasonable Restrictions.  Contractor hereby agrees that the covenants in this Agreement are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by the Company and the substantial knowledge and goodwill Contractor has acquired with respect to the Business.  Notwithstanding the foregoing, in the event that at the time of enforcement of any provision of this Section a court or other tribunal will hold that the restrictions in this Section are unreasonable or unenforceable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

E.
Purchase Agreement.  This Agreement is entered into in connection with that certain Asset Purchase Agreement dated as of _______, 2015 among Auxilio, Inc., Redspin, Inc. and certain owners of Redspin, Inc. (the “Purchase Agreement”).  Contractor acknowledges that the foregoing covenant (i) is reasonable in its duration and scope and (ii) is of material importance to the Company, which would not have entered into the transactions contemplated by the Purchase Agreement, but for obtaining such a covenant from the Contractor.

VII.
Arbitration of Disputes.  The parties agree that any and all disputes, controversies or claims based on, arising out of, or relating to this Agreement, or breach thereof, shall be submitted to final and binding arbitration.  The arbitration shall take place in the County of Orange, and may be compelled and enforced according to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  Unless the parties mutually agree otherwise, the arbitration shall be conducted before the American Arbitration Association.  Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties.  Discovery shall be permitted in accordance with the California Code of Civil Procedure.

VIII.        Miscellaneous Provisions.

A.
Construction and Severability.  No provision of this Agreement shall be construed against any party merely because that party or its/his/her attorney drafted or revised the provision in question.  The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

B.	Governing Law. This Agreement shall be governed by the laws of the State of California.

C.
Voluntariness.  The parties have entered into this Agreement freely and voluntarily, with a full understanding of its terms, and after having had full opportunity to secure independent advice and counsel.

D.
Entire Agreement.  This Agreement, including the Addendum, constitutes the sole and entire agreement and understanding of the parties relating to the subject matter hereof.  This Agreement supersedes and automatically cancels any and all prior discussions, negotiations, commitments and understandings between the parties, whether oral, written, or otherwise, relating to the subject matter of this Agreement.  This Agreement shall not be modified, changed or supplemented in any way except by a written document signed by the parties.

IN WITNESS WHEREOF, the parties have executed this Independent Contractor Agreement on the dates written below.

Dated:	__________________________	By:	__________________________
Independent Contractor

Dated:	__________________________	By:	__________________________
Auxilio Supervisor

Dated:	__________________________	By:	__________________________
Auxilio Finance Department

ADDENDUM A

A.	Scope of Services:

Normal Business Activity:  Contractor may be requested to provide support to the following for the Company collectively referred to as “Normal Business Activity”:

•	(This needs to be defined and must be related to Contractor’s expertise.)

•	Travel to and on behalf of Company.

Project Based Activity: In addition to the Normal Business Activity, Contractor may be tasked with assisting the Company with implementation and/or consulting involving Managed Print Services, Professional Services, or other services as requested by Company (“Project Based Activity”).

B.	Compensation:

i.	Guaranteed Payment.
Subject to the limitations below, Company agrees to pay Contractor a guaranteed payment in the amount of Two Hundred and Forty Thousand Dollars ($240,000.00; “Guaranteed Payment”), paid at the rate of Ten Thousand Dollars ($10,000.00) per month for twenty four (24) months, commencing no later than thirty (30) days following the execution of the Independent Contractor Agreement.  In the event this Independent Contractor Agreement is terminated for Cause or due to Contractor’s death or disability, such Guaranteed Payment shall be cancelled and terminated immediately and the Company shall have no further payment or any other obligations to Contractor.  In the event that the Independent Contractor Agreement is terminated for any reason other than for Cause or Contractor’s death or disability, the remaining balance of the Guaranteed Payment shall continue to be due and payable at the rate of Ten Thousand Dollars ($10,000) per month until paid in full.

ii.
Normal Business Activity.  Contractor shall provide up to forty (40) hours per month providing support for the Company’s Normal Business Activities. Contractor shall not be entitled to compensation for those services in excess of the Guaranteed Payment.

C.
Payment:  Payment of the monthly portion of the Guaranteed Payment (ie., $10,000.00 per month) shall be paid to Contractor on or before the first day of each month, or on the date otherwise agreed in writing between Contractor and Company.

D.
Expense Reimbursement:  Company shall reimburse Contractor for all pre-approved, reasonable and necessary expenses, including domestic travel, lodging, and meal expenses incurred in connection with the services.  The Contractor shall provide Company with documentation supporting all expenses.  Company shall reimburse Contractor within fourteen (14) business days upon receipt of a request for reimbursement from Contractor.

Exhibit H

Form of Seller Accredited Investor Questionnaire

PURCHASER QUESTIONNAIRE

The undersigned represents and warrants as to the domicile and formation information provided below and that it comes within each category marked below, and that for any category marked, it has truthfully set forth the factual basis or reason the undersigned comes within that category.  The undersigned agrees to furnish any additional information which Auxilio, Inc. (the “Company”) deems necessary in order to verify the answers set forth below.  All terms not otherwise defined herein shall have that same meaning ascribed to such term in that certain Asset Purchase Agreement by and between the Company and Redspin, Inc., dated as of March ___, 2015.

☐	(a)	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his spouse, presently exceeds US$1,000,000.

Explanation.  In calculating net worth, you must not include the value of your primary residence, and you need not deduct the amount of any debt secured by your primary residence, except to the extent the amount of such liability exceeds the value of the residence.  You may include equity in personal property and other real estate, cash, short-term investments, stock and securities.  Equity in personal property and other real estate should be based on the fair market value of such property less debt secured by such property.

☐	(b)
The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of US$200,000 in each of the two most recent years, or joint income with their spouse in excess of US$300,000 in each of those years (in each case including foreign income, tax exempt income and the full amount of capital gains and loses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

☐	(c)	The undersigned is a director or executive officer of the Company.

☐	(d)
The undersigned is a bank, savings and loan association, insurance company, registered investment company, registered business development company, licensed small business investment company or an employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of US$5,000,000 or is a self-directed plan with investment decisions made solely by persons that are accredited investors.

___________________________________________________
____________________________________________________
(desciibe entity)

☐	(e)	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940;

____________________________________________________
____________________________________________________
(desciibe entity)

☐	(f)
The undersigned is a corporation, partnership, limited liability company or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Initial Shares and with total assets in excess of US$5,000,000;

____________________________________________________
____________________________________________________
(desciibe entity)
☐	(g)
The undersigned is a trust with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the Initial Shares, where the purchase is directed by a “sophisticated person” as defined in Regulation 506(b)(2)(ii).

☐	(h)
The undersigned is an entity all the equity owners of which are “accredited investors” within one or more of the above categories.  If relying upon this Category alone, each member, shareholder or other equity owner must complete a separate copy of this Questionnaire.

____________________________________________________
____________________________________________________
(desciibe entity)
☐	(i)	The undersigned is not within any of the categories above and is therefore a non-accredited investor.

The State and Country of the undersigned’s domicile or formation:

State: _________________
Country: United States of America

THE UNDERSIGNED IS INFORMED OF THE SIGNIFICANCE TO THE COMPANY OF THE FOREGOING REPRESENTATIONS, AND THEY ARE MADE WITH THE INTENTION THAT THE COMPANY WILL RELY ON THEM.

IN WITNESS WHEREOF, the undersigned has executed the Questionnaire on March __, 2015.

REDSPIN, INC.

Name:
Title: